SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

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W. R. BERKLEY CORPORATION

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W. R. BERKLEY CORPORATION

Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

Tel: (203) 629-3000 • www.berkley.com

To our fellow shareholders:

Your vote is important to us, and on behalf of our Board of Directors, we encourage you to cast your ballot on the items discussed in the Proxy Statement using the attached proxy card or by voting via telephone or online.

While 2020 was a year like no other, it was another year of strong performance by our Company in many ways. Our focus on risk-adjusted return continued, but our efforts for much of the year centered on issues surrounding the COVID-19 pandemic and its economic impact. These events affected our employees, customers and communities alike. Our employees demonstrated incredible professional and personal resiliency and continued to support the communities where we live and work by volunteering their time and skills and contributing to worthy causes. Amidst it all, we responsibly grew our business while rewarding shareholders with 10.5% growth in book value per share before share repurchases and dividends. We are proud of not only what we achieved, but also how we accomplished it.

We were able to produce these results because W. R. Berkley Corporation is a company with a long-term perspective, a commitment to managing the insurance cycle and an acute awareness of the potential impact of unforeseen risks. This focus comes about because together, our Board of Directors and our employees are the Company’s largest shareholders and have been for many years.

We actively consider environmental, social and governance (ESG) matters, including the impact of climate change, the need for diversity and inclusion, and the importance of our employee’s professional growth through education and training. Understanding of and sensitivity to these issues makes our business and our communities better for all our stakeholders. We continue to invest heavily in developing the behaviors and processes that foster innovation at all levels of our organization to enhance our value to our clients and customers and to prepare our employees for the future.

As we look forward to the remainder of 2021 and beyond, we are optimistic about every aspect of our enterprise. Our Company is built to succeed in periods of uncertainty through a constant evaluation of risk and reward in all aspects of our business, and to excel in all phases of market activity. We are well positioned for the current improving economic times.

Direct communication with our independent shareholders remains extremely strong and we look forward to continuing this important dialogue with you, our fellow owners. The resiliency, courage and commitment of our people continue to inspire us, and we thank them for their constant efforts. Their dedication to our values will allow us the opportunity to continue delivering superior risk-adjusted returns and growth in shareholder value in a manner that we can all be proud of for years to come.

Sincerely,

William R. Berkley	W. Robert Berkley, Jr.
Executive Chairman	President and Chief Executive Officer

“Always do right. This will gratify some people and astonish the rest.”

— Mark Twain

W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 15, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of W. R. Berkley Corporation (the “Company”) will be held online through an audio-only webcast at www.virtualshareholdermeeting.com/WRB2021 on Tuesday, June 15, 2021 at 1:30 p.m. for the following purposes:

(1)	To elect as directors to serve until their successors are duly elected and qualified the five nominees named in the accompanying proxy statement;

(2)	To approve an increase in the number of shares reserved under the W. R. Berkley Corporation 2009 Directors Stock Plan (as amended and restated, the “Directors Stock Plan”);

(3)

To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, or “say-on-pay” vote;

(4)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021; and

(5)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the Company’s By-Laws, the Company’s Board of Directors has fixed the close of business on April 19, 2021 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

Due to COVID-19-related public health restrictions and for the safety and well-being of our stockholders, the Annual Meeting will be conducted online through an audio-only webcast at www.virtualshareholdermeeting.com/WRB2021. The accompanying Proxy Statement contains information about participating in the Annual Meeting. There will be no physical location for the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

By Order of the Board of Directors,

PHILIP S. WELT

Executive Vice President – General Counsel and Secretary

Dated: April 27, 2021

W. R. BERKLEY CORPORATION PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS June 15, 2021

Your proxy is being solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment thereof. On April 27, 2021, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card and the Company’s Annual Report for the year ended December 31, 2020.

2021 Annual Meeting of Stockholders

Date and Time:	Tuesday, June 15, 2021 at 1:30 p.m.

Location:	Online through an audio-only webcast at www.virtualshareholdermeeting.com/WRB2021

Record Date:	April 19, 2021

Proposal	Discussion Beginning on Page	Vote Required to Adopt Proposal	Board Recommendation	Broker Discretionary Voting Allowed	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of five directors	10	Majority of the votes cast at the Annual Meeting (i.e., more shares voted “FOR” election than “AGAINST” election)	FOR	No	No effect	No effect
2. Increase in shares reserved under Directors Stock Plan	17	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	No	Same effect as a vote against	No effect
3. Non-binding advisory vote to approve the 2020 compensation of our named executive officers	20	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	No	Same effect as a vote against	No effect
4. Ratification of appointment of independent registered public accounting firm for 2021	22	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	Yes	Same effect as a vote against	Not applicable

In order for business to be conducted, a quorum of a majority of our common stock outstanding and entitled to vote must be present either in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are included in determining whether a quorum is present. The effects of abstentions and broker non-votes on the matters to be voted on are described in the table above.

2021 Proxy Statement	1

ALIGNMENT WITH STOCKHOLDER INTERESTS

LONG-TERM VALUE CREATION

Performance	Governance	Alignment
MANAGEMENT AND THE BOARD OF DIRECTORS ARE FOCUSED ON LONG-TERM VALUE CREATION	CORPORATE GOVERNANCE IS ALIGNED WITH LONG-TERM PERSPECTIVE	COMPENSATION PROGRAMS ARE DESIGNED TO ALIGN INTERESTS WITH STOCKHOLDERS

✓Superior risk-adjusted underwriting results Pages 3, 6, 58

✓Above average risk-adjusted investment returns Pages 3, 7, 9, 58

✓Prudent capital management Pages 3, 58

✓Disciplined cycle management is key to long-term success Pages 3, 5

✓Grow when pricing is strong and reduce volume when prices are inadequate Pages 3, 5

✓Effectively manage volatility, including from catastrophic events Pages 6, 7, 58

✓Pursue strategies to build value for the future Pages 7-8

✓Our long term return on equity (“ROE”) and total value creation have consistently outperformed the industry and our peers Pages 7, 9, 54, 58

✓Our total value creation over the last 20 years has been achieved with significantly less volatility than peers Page 7

✓Our three-year average Total Shareholder Return ranks in the 94th percentile of our peers Page 54

✓Average annual gain in book value per share (with dividends included) since 1974 of 16.7% has outpaced the S&P 500® Index by 4.0 points Page 9

✓80% independent directors Pages 10, 25

✓Board members bring diverse backgrounds, skills, experience and perspectives Pages 12-16, 29-30

✓Diversified tenure of directors balances Board refreshment with benefit of overseeing the full insurance cycle
Pages 32-33

✓38% of independent Board members refreshed in the last 4 years Page 33

✓Separate Executive Chairman and Chief Executive Officer Pages 24, 31

✓Independent lead who presides at executive sessions of the Board rotates among the Chair of the Audit Committee, the Chair of the Compensation Committee and any non-management members of the Executive Committee Pages 31-32

✓Significant required stock ownership by NEOs and directors. Shares held until separation from service. Prohibition on pledging shares used to satisfy ownership requirements.
Page 63, 76

✓Directors and executive officers as a group own 22.4% of the Company’s stock as of April 19, 2021 Page 82

✓Board oversight of Enterprise Risk Management with ERM management committee that regularly reports to the Board Page 34

✓Boardoversight of Environmental, Social and Governance with ESG management committee that regularly reports to the Board Pages 36-37

✓Board oversight of human capital management and corporate culture Pages 38-39

✓CEO and other NEOs compensation are 91% and 83%, respectively, performance based and at-risk

✓66% of CEO and 58% of NEO compensation are long-term and subject to clawback Page 42

✓NEOs do not receive any shares from vested Restricted Stock Unit awards until separation from service
Pages 42, 45, 50

✓Annualcash incentive awards are performance-based and non-formulaic to discourage short-term oriented behavior that can hurt long-term performance in our industry Pages 43, 45, 47

✓Determination of the NEOs’ annual cash incentive awards is based on financial performance for the current year, financial performance compared to peers, and contributions to long-term value creation Pages 47, 49, 57

✓100% of long-term compensation, and 70% of CEO’s incentive compensation, is formulaic Page 42

✓Executive Chairman’s compensation reflects his active role in strategy and investments and his instrumental role in the strategy and investment opportunities that have generated significant realized gains Page 56

✓CEO compensation is well-aligned with performance, as the Company’s performance ranks in the top quartile of our peers Page 54

✓Compensation peer group comprised of relevant industry peers Page 53

FUNDAMENTAL UNDERSTANDING THAT PROPERTY CASUALTY INSURANCE IS A LONG-TERM AND CYCLICAL BUSINESS

2	W. R. Berkley Corporation

2020 Business Highlights

8.7%	$2.81	$35.49
Return on Stockholders’ Equity averaged 11.4% over the past 5 years.	Net Income Per Diluted Share	Book Value Per Share grew 67.5% over the past 5 years before dividends and share repurchases.

Our Company demonstrated remarkable resiliency in 2020, with good financial performance despite many challenges. Improvement in our accident-year combined ratio, excluding catastrophes, and strong alternative investment performance, including realized capital gains, contributed to an 8.7% return on equity. These results included $340 million of catastrophe losses, including losses related to the COVID-19 pandemic, and the impact of unprecedentedly low interest rates and difficult economic conditions. Book value per share grew 10.5% before dividends and share repurchases.

94.9%	$8.1B	$7.3B
Combined Ratio	Total Revenues	Net Premiums Written

Net premiums written grew by nearly 6% in 2020 despite a contracting economy as a result of the COVID-19 pandemic. Growth was fueled by accelerating rate increases in all lines of business, except workers’ compensation. Our underwriting continued to outperform with a combined ratio that was 4.4 points better than the property casualty insurance industry’s 99.3%.

Appropriately managing the insurance pricing cycle has been critical to our long-term success. We maintain underwriting discipline during the softer parts of the cycle by targeting areas of the market that we believe have greater return potential, while de-emphasizing less attractive sectors. Our results also benefited from our continued focus on terms and conditions, attachment points and limits, and our risk selection, as well as expense management. Our strategy positions us well for expansion in improving rate environments, such as we are currently experiencing.

Our financial performance allowed us to reward our stockholders by returning approximately 81% of net income through ordinary dividends and share repurchases, while still growing reported book value per share by 7.2%.

2021 Proxy Statement	3

2020 ESG Highlights

Berkley is committed to promoting environmental, social and governance initiatives throughout its organization. In 2020 Berkley continued to advance these initiatives as an extension of its core guiding principle that “Everything Counts, Everyone Matters®”.

COVID-19 Response

In response to the unprecedented challenges raised by the COVID-19 pandemic, Berkley endeavored to meet the needs of its various stakeholders, including its employees, customers and communities.

Our Employees:

We implemented our business continuity plans at our 50+ operating units around the world and seamlessly transitioned to working from home. As importantly, we took steps to support the physical and mental well-being of our employees through innovative outreach programs.

Our Customers:

Berkley operating units embraced their roles as experts in risk management and mitigation to provide valuable advice for customers in navigating the unprecedented challenges presented by the COVID-19 pandemic.

Our Communities:

We sponsored corporate matching programs focused on food insecurity, children’s assistance and general COVID-19 relief efforts and we supported our employees who volunteered their time and skills to assist those most affected by the COVID-19 pandemic.

Advancing Diversity and Inclusion

We value diversity, inclusion and belonging (DIB) in our workforce and believe that it helps foster innovation and creativity by bringing together different perspectives and opinions. In 2020, to strengthen our DIB efforts and build upon the extensive work being done at our operating units in this area, we established a corporate Diversity, Inclusion and Belonging Committee.

Managing Climate Risk

Managing risks, including those posed by climate change, is important to Berkley’s ability to thrive now and for future generations. The uncertainties posed by climate change provide opportunities for Berkley to support its customers in navigating climate change-influenced weather events. In 2020 we continued to refine our focus on three main areas of climate risk: physical and operational risk, underwriting risk and investment risk. We also updated our analysis and review of the key potential effects of climate change on our business. In addition, we offered loss control services and underwriting incentives to clients to address their needs in connection with weather-related events and climate change.

For more information, see our Sustainability Report on the Investor Relations page of our corporate website.

4	W. R. Berkley Corporation

INDUSTRY BACKGROUND AND CORPORATE STRATEGY

Our Business Must Be Managed with a Long-Term Perspective

The property casualty insurance business has historically been cyclical. It can take an extended time for insured losses to be reported, ultimate costs to be determined and final payments to be made, especially for liability claims. The uncertainty of insurers’ ultimate loss costs and fluctuating competitive conditions result in alternating periods of “hard” markets (more profitable for insurers) and “soft” markets (less profitable for insurers). Various lines of property casualty insurance generally improve (or deteriorate) concurrently, but not necessarily at the same pace, and can at times move in different directions.

Because this cyclicality can cause variability in results over time, an insurer’s results should be considered over the entire length of the cycle.

We manage our business to outperform over the full insurance cycle. Managing a property casualty insurance company for the long term requires discipline throughout the cycle, especially in soft markets. Companies that are too aggressive in soft markets can suffer large losses later, while increasing volume in hard markets can lead to profitable growth.

The Classic Insurance Cycle

We will forgo top-line growth when prudent and pursue top-line growth when advantageous to maximize long-term profitability.

2021 Proxy Statement	5

INDUSTRY BACKGROUND AND CORPORATE STRATEGY

Losses from large events cause significant volatility in industry results. We seek to maximize returns on a risk-adjusted basis. As a result, our historical catastrophe losses from major industry events have been significantly lower than industry averages.

We manage our business with an appropriate consideration of volatility in analyzing risk.

The lack of volatility in our results has contributed to superior long-term performance.

The graph above on the left shows that our accident year loss ratios have outperformed the property casualty insurance industry for over 10 years. Accident year loss ratios are a key measure of profitability, representing accident year losses as a percent of earned premium. (A lower loss ratio is better.) The graph above on the right shows the impact of catastrophe losses on those loss ratios, and the dramatically less volatility for our Company.

Our outperformance is a result of our disciplined underwriting and risk management.

The cornerstone to long-term success is understanding risk-adjusted return. All returns are not created equal, and we focus on the risks we are taking to achieve our returns and create stockholder value.

6	W. R. Berkley Corporation

INDUSTRY BACKGROUND AND CORPORATE STRATEGY

We seek to maximize returns on a risk-adjusted basis over the long term by limiting volatility in all aspects of our business. Catastrophes are only one source of volatility for property casualty insurance companies. Rising loss costs, social inflation, and changes in the judicial or political climate also can drive volatility. We attempt to address these risks through pricing, terms and conditions, and risk selection and by focusing on products with lower individual policy limits, primarily issuing policies with defined aggregate limits, and attempting to avoid unfavorable or unpredictable political or legal environments.
Based on a composite of 27 property and casualty insurers. Excludes companies with coefficients of variation that exceed 275%. Source: Dowling & Partners.

Over the long term, we have created more value for stockholders with less volatility than most of our peers.

Strategies that we pursue to create long-term value may result in short-term expenses, but they ultimately benefit long-term ROE and build value for the future. An example is our strategy of starting businesses rather than acquiring them. Costs are expensed as they occur, avoiding the creation of intangible assets. This allows us to build the business in a more controlled way, and develop a culture at each operating unit that is consistent with our values.

We make long-term decisions to enhance long-term ROE and build stockholder value.

2021 Proxy Statement	7

INDUSTRY BACKGROUND AND CORPORATE STRATEGY

Investing for capital gains enhances our ROE. Our total-return investment strategy is designed to support our long-term return. In response to the extended low interest rate environment, we have increased our investments in private equity, real estate and other asset classes. These changes have caused us to give up some current investment income, but the gains have ultimately benefited our ROE when viewed over longer periods.

We remain focused on total risk-adjusted return for stockholders.

We continue to have the potential to realize a significant amount of unrealized gains that are not reflected on our balance sheet. For certain of our investments, accounting rules depart from the underlying economics and require us to carry the investments at a value other than fair value. The appreciation in the value of certain of these investments is therefore not fully reflected in our book value until they are sold, and we have the ability to hold these assets during times of market stress.

Net realized gains on investment sales have contributed an average of nearly 3% per year to our ROE over the past 9 years.

We maintain a strategic posture with respect to inflation. Because of the extended low interest rate environment and relatively flat yield curve, we shortened the duration of our bond portfolio over the past several years to less than 3 years, while maintaining its high quality with an average rating of AA-. As a result, there has been less volatility in our book value from mark-to-market accounting and we are better able to manage the uncertain interest rate environment.

As investment income is an important component of our economic model, we will continue to position our portfolio to take advantage of opportunities to manage the yield curve as well as the impact of potential inflation.

8	W. R. Berkley Corporation

INDUSTRY BACKGROUND AND CORPORATE STRATEGY

Our Long-Term Perspective Has Driven Superior Stockholder Value Creation

Since our initial public offering, our growth in book value per share with dividends compounded has far outpaced the S&P 500® Index. Our long-term approach to our business and careful risk management have resulted in strong profitability, below average volatility and superior long-term value creation for our stockholders.

Note: W. R. Berkley Corporation’s book value per share has been adjusted for stock dividends paid from 1975 to 1983. Stock dividends were 6% in each year from 1975 to 1978, 14% in 1979, and 7% in each year from 1980 to 1983. The Company has paid cash dividends each year since 1976.

We have delivered superior returns to stockholders over the past 20 years. The Company’s total stockholder return (“TSR”) over the past 20 years has exceeded by a wide margin the TSR of the S&P 500® Index and the S&P 500® Property & Casualty Insurance Index, as illustrated in the graph to the right.

The S&P 500® Property and Casualty Insurance Index consists of Allstate Corporation, Chubb, Ltd., Cincinnati Financial Corporation, Loews Corporation, Progressive Corporation, The Travelers Companies, Inc., and W. R. Berkley Corporation (added Dec. 2019).

There is a positive correlation between long-term value creation and long-term total stockholder return, as shown by the accompanying graph. The correlation generally improves over long periods of time. We have been a top performer compared to our compensation peer group over the past 20 years.

2021 Proxy Statement	9

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Our Directors and Director Nominees

You are being asked to vote for the election of five directors. Five other directors are continuing in office. Detailed information about each director’s background, skills and areas of expertise can be found beginning on page 12.

Name	Age	Director Since	Occupation and Experience	Term Expiring	Independent	Committee Memberships					Other Public Company Boards
						AC	BEC	CC	NCGC	EC

Director Nominees Standing for Election

William R. Berkley	75	1967	Executive Chairman of the Board of the Company	2024	No					C	None

Christopher L. Augostini	56	2012	Executive Vice President—Business of Emory University	2024	Yes	✓			✓		None

Mark E. Brockbank	69	2001	Former Chief Executive Officer of XL Brockbank Ltd.	2023	Yes			✓	✓		None

Mark L. Shapiro	77	1974	Former Senior Consultant to the Export-Import Bank of the United States; former Managing Director of Schroder & Co. Inc.	2022	Yes	C/F	✓		✓	✓	None (Boardwalk Pipeline Partners, LP until 2018)

Jonathan Talisman	61	2019	Founder and managing partner of Capitol Tax Partners	2024	Yes	✓			✓		None

Directors Continuing in Office

W. Robert Berkley, Jr.	48	2001	President and Chief Executive Officer of the Company	2022	No					✓	None

Ronald E. Blaylock	61	2001	Founder and Managing Partner of GenNx360 Capital Partners; founder and former Chairman and Chief Executive Officer of Blaylock & Company, Inc.	2022	Yes		✓	✓	✓		3 (Pfizer Inc., CarMax, Inc. and Advantage Solutions Inc.; Urban One, Inc. until 2019)

Mary C. Farrell	71	2006	President of the Howard Gilman Foundation; former Managing Director at UBS	2022	Yes		✓	C	✓	✓	None

Leigh Ann Pusey	58	2018	Senior Vice President, Corporate Affairs and Communications Eli Lilly and Company	2022	Yes			✓	✓		None

María Luisa Ferré	57	2017	President and Chief Executive Officer of FRG, LLC	2023	Yes	✓			✓		1 (Popular, Inc.)
AC	Audit Committee
NCGC	Nominating and Corporate Governance Committee
BEC	Business Ethics Committee
EC	Executive Committee
CC	Compensation Committee
C	Chair
F	Audit Committee Financial Expert

10	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors, which currently has ten directors, is divided into three classes, each class generally having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of five directors expires.

The Board of Directors intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of William R. Berkley, Christopher L. Augostini, and Jonathan Talisman as directors to hold office for a term of three years until the Annual Meeting in 2024 and until their respective successors are duly elected and qualified, Mark E. Brockbank as a director to hold office for a term of two years until the Annual Meeting in 2023 and until his successor is duly elected and qualified, and Mark L. Shapiro as a director to hold office for a term of one year until the Annual Meeting in 2022 and until his successor is duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than five nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” all of the nominees for director.

The following table sets forth biographical and other information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting.

2021 Proxy Statement	11

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees Standing for Election

William R. Berkley	Christopher L. Augostini

Director Since: 1967 Age: 75 Occupation: Executive Chairman of the Board Expiring Term: 2024 Independent: No Committees: Executive Other Public Company Directorships: None

Director Since: 2012

Age: 56

Occupation: Executive Vice President — Business of Emory University

Expiring Term: 2024

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: None

Key Experience: Chairman of the Board since the Company’s formation in 1967 and Executive Chairman since October 2015. He served as Chief Executive Officer from 1967 to October 2015, President and Chief Operating Officer from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. He serves on the Boards or is a Trustee of various charitable and educational organizations, including the W. R. Berkley Corporation Charitable Foundation, and Achievement First, and he is a Trustee Emeritus of the National Parks Conservation Association. He is Chair of the New York University Board of Trustees and has served in various capacities at New York University for almost three decades, including Chairman of the Board of Overseers of the Stern School of Business, and member of the Board of Trustees of the New York University Langone Medical Center, as well as Vice Chairman of the Board of Trustees at New York University. In addition, he has served as Vice Chairman of the Board of Directors of Georgetown University, where he helped create the Berkley Center for Religion, Peace, and World Affairs. He is the father of Mr. Rob Berkley.

Key Qualifications, Attributes or Skills: The founder of the Company, Mr. Wm. Berkley is widely regarded as one of the most distinguished leaders of the insurance industry. He provides the Company with strategic leadership, bringing to the Company’s Board of Directors deep and comprehensive knowledge of, and experience with, the Company and all facets of the insurance and reinsurance businesses. He has significant investment related experience, including oversight and management, since prior to his founding of the Company. His service as Executive Chairman of the Company creates a vital link between management and the Company’s Board of Directors, enabling the Company’s Board of Directors to perform its oversight function with the benefit of management’s insight on the business. In addition, his service on the Board of Directors provides the Company with effective, ethical and responsible leadership.

Key Experience: Mr. Augostini has served as Executive Vice President — Business of Emory University since July 2017. Previously, Mr. Augostini was Senior Vice President and Chief Operating Officer of Georgetown University, where previously he served in various positions, including as Chief Financial Officer, from 2000 to 2017; a member of New York City Mayor Rudolph Giuliani’s administration in various capacities, including chief of staff to the deputy mayor for operations, director of intergovernmental affairs, and deputy budget director from 1995 to 2000; an analyst for the New York State General Assembly’s Higher Education Committee and its Ways and Means Committee in the late 1980s and early 1990s. He began his career conducting workforce and economic development research at the Nelson A. Rockefeller Institute of Government, the public policy arm of the State University of New York higher education system. In addition, Mr. Augostini is a member of the Joint Advisory Board of the Georgetown University/Qatar Foundation. He also serves as a member of the Board of Directors of Emory Health Care (EHC), Emory Innovations Inc., Clifton Casualty Insurance Company LTD, the Georgia Chamber of Commerce, Atlanta Midtown Alliance and EMTECH, Inc.

Key Qualifications, Attributes or Skills: Mr. Augostini’s extensive experience at senior levels of both a major university and in government enables him to provide valuable business, leadership and management insights to the Company’s Board of Directors. Mr. Augostini possesses operational, financial, management and investment expertise.

12	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Mark E. Brockbank	Mark L. Shapiro

Director Since: 2001

Age: 69

Occupation: Former Chief Executive Officer of XL Brockbank Ltd.

Expiring Term: 2023

Independent: Yes

Committees: Compensation, Nominating and Corporate Governance

Other Public Company Directorships: None

Director Since: 1974

Age: 77

Occupation: Former Senior Consultant to the Export-Import Bank of the United States; former Managing Director at Schroder & Co. Inc.

Expiring Term: 2022

Independent: Yes

Committees: Audit (Chair), Business Ethics, Nominating and Corporate Governance, Executive

Other Public Company Directorships: None

Key Experience: Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London. He was a founder of the predecessor firm of XL Brockbank Ltd. and was a director of XL Brockbank Ltd. from 1983 to 2000. He serves as a director of the International Emerging Film Talent Association, Monaco (IEFTA).

Key Qualifications, Attributes or Skills: Mr. Brockbank’s service as Chief Executive of XL Brockbank Ltd. provides him with valuable entrepreneurial business, leadership and management experience, and particular knowledge of the insurance industry. He also brings significant business acumen to the Company’s Board of Directors, including a strong understanding of insurance and reinsurance risk evaluation, executive compensation and related areas.

Key Experience: Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc. He is a trustee of The Greenacre Foundation. Mr. Shapiro was a director of Boardwalk Pipeline Partners, LP until 2018.

Key Qualifications, Attributes or Skills: Mr. Shapiro’s career in investment banking and finance provides valuable broad-based business experience and insights on the Company’s business. In addition, he brings considerable financial expertise to the Board of Directors, providing an understanding of accounting, financial statements and corporate finance. Mr. Shapiro has a professional working knowledge of the Company and its operations since the Company’s initial public offering in 1973, and his extensive service on the Company’s Board of Directors affords him a depth of understanding of the Company’s business, operations and culture.

Jonathan Talisman

Director Since: 2019

Age: 61

Occupation: Founder and managing partner of Capitol Tax Partners

Expiring Term: 2024

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: None

Key Experience: Mr. Talisman is a founder and managing partner of Capitol Tax Partners. Before forming Capitol Tax Partners in 2001, Mr. Talisman served as the Assistant Secretary for Tax Policy at the U.S. Treasury Department during the Clinton Administration. Previously, he had served at the Treasury Department as the Deputy Assistant Secretary for Tax Policy and the Tax Legislative Counsel, as the Chief Democratic Tax Counsel of the Senate Finance Committee and as Legislation Counsel to the Joint Committee on Taxation. Currently, Mr. Talisman serves on the Board of Advisors to the Tax Policy Center and was chair of the Formation of Tax Policy Committee, American Bar Association Tax Section. He also currently serves as an adjunct tax professor at Georgetown University Law Center. He was president of the board of directors at Adventure Theatre Musical Theatre Center for several years.

Key Qualifications, Attributes or Skills: Mr. Talisman’s founding and management of a noted government relations and tax policy firm, coupled with his extensive experience at senior levels of government, have provided him with a solid understanding of accounting, financial statements and tax matters that allow him to offer valuable business, leadership and management insights and expertise to the Company’s Board of Directors.

2021 Proxy Statement	13

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Continuing in Office

W. Robert Berkley, Jr.	Ronald E. Blaylock
Director Since: 2001 Age: 48 Occupation: President and Chief Executive Officer Expiring Term: 2022 Independent: No Committees: Executive Other Public Company Directorships: None

Director Since: 2001

Age: 61

Occupation: Founder and Managing Partner of GenNx360 Capital Partners

Expiring Term: 2022

Independent: Yes

Committees: Business Ethics, Compensation, Nominating and Corporate Governance

Other Public Company Directorships: Pfizer Inc., CarMax, Inc., and Advantage Solutions Inc.

Key Experience: President and Chief Executive Officer of the Company since October 2015 and Vice Chairman and President of Berkley International, LLC since May 2002 and April 2008, respectively. President and Chief Operating Officer of the Company from November 2009 to October 2015, Executive Vice President from August 2005 to November 2009, Senior Vice President — Specialty Operations from January 2003 to August 2005, and a variety of positions of increasing responsibility since September 1997. From July 1995 to August 1997, Mr. Rob Berkley was employed in the Corporate Finance Department of Merrill Lynch Investment Company. He serves on the Boards or is a Trustee of various charitable and educational organizations, including the W. R. Berkley Corporation Charitable Foundation. He serves on the Georgetown University Board of Trustees and the Board of Advisors of the McDonough School of Business at Georgetown. He also serves on the boards of Brunswick School and St. John’s University School of Risk Management, Insurance and Actuarial Science; Chairman of the Greenwich Hospital Board of Trustees; American Property Casualty Insurance Association (APCIA) and American Institute for Chartered Property Casualty Underwriters (The Institutes) Boards of Trustees; and is a member of the Yale New Haven Health Systems Investment Committee. He is the son of Mr. William R. Berkley.

Key Qualifications, Attributes or Skills: Mr. Rob Berkley’s substantial experience in all areas of the Company’s operations, as well as his service as a Director (and prior service as Chairman of the Board) of NCCI Holdings, Inc. (the nation’s largest provider of workers’ compensation and employee injury data and statistics), on the Board of Trustees of The Institutes and prior investment banking experience, enable him to bring to the Company’s Board of Directors insightful, working knowledge of the Company’s business and the insurance industry.

Key Experience: Founder and Managing Partner of GenNx360 Capital Partners, a private equity buyout firm, since 2006. Between 1993 and 2006, Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm. Prior to that, he held senior management positions with PaineWebber Group and Citicorp. He currently serves on the Boards of Pfizer, Inc., CarMax, Inc. and Advantage Solutions Inc. He is currently a Trustee of Carnegie Hall and the New York University Stern School of Business, as well as having formerly served on the Board of Trustees of Georgetown University, American Ballet Theater, Covenant House, National Association of Basketball Coaches, Prep for Prep and Inner-City Scholarship Fund.

Key Qualifications, Attributes or Skills: Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable entrepreneurial business, leadership and management experience. As a result, he brings substantial financial expertise to the Company’s Board of Directors. In addition, his experience on the boards of directors of other public companies and non-profit organizations enables him to bring other public company leadership, operational and ESG perspectives and experience to the Company’s Board of Directors.

14	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Mary C. Farrell	Leigh Ann Pusey

Director Since: 2006

Age: 71

Occupation: President of the Howard Gilman Foundation

Expiring Term: 2022

Independent: Yes

Committees: Business Ethics, Compensation (Chair), Executive, Nominating and Corporate Governance

Other Public Company Directorships: None

Director Since: 2018

Age: 58

Occupation: Senior Vice President, Corporate Affairs and Communications, Eli Lilly and Company

Expiring Term: 2022

Independent: Yes

Committees: Compensation, Nominating and Corporate Governance

Other Public Company Directorships: None

Key Experience: Ms. Farrell has served as President of the Howard Gilman Foundation since September 2009, and a Director of Fidelity Strategic Advisor Funds since 2013. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group. Chairman of the Board of Yale New Haven Hospital and Vice Chairman of Yale New Haven Health System.

Key Qualifications, Attributes or Skills: Ms. Farrell’s career in investment banking, including serving in various leadership roles at UBS, provides valuable business experience and critical insights regarding investments, finance, strategic transactions, and diversity and inclusion. She brings considerable financial expertise to the Company’s Board of Directors, providing an understanding of financial statements, corporate finance, executive compensation and capital markets.

Key Experience: Senior Vice President, Corporate Affairs and Communications, Eli Lilly and Company since June 2017. She previously served as president and chief executive officer of the American Insurance Association (AIA) from 2009 to June 2017 following several other AIA leadership positions, including chief operating officer and senior vice president for government affairs from 2000 to 2009 and senior vice president of public affairs from 1997 to 2000. From 1995 to 1997, she served as director of communications for the Office of the Speaker of the U.S. House of Representatives, and from 1993 to 1994, she was the deputy director of communications for the Republican National Committee. From 1990 to 1992, Ms. Pusey served as special assistant and then deputy assistant to the president for the White House Office of Public Liaison. She currently serves on the advisory board of The George Washington Graduate School of Political Management and as a board member of The Mind Trust. She previously served on the board of the Insurance Institute for Highway Safety and was a member of the U.S. Chamber of Commerce’s Committee of 100.

Key Qualifications, Attributes or Skills: Ms. Pusey possesses executive leadership experience and a deep understanding of the insurance business and governmental operations as well as management and oversight skills that allow her to make significant contributions to the Company’s Board of Directors. Her experience as a past president and CEO of the AIA enable her to provide thoughtful insight regarding the operations of the Company, including its approach to diversity and inclusion.

2021 Proxy Statement	15

PROPOSAL 1: ELECTION OF DIRECTORS

María Luisa Ferré

Director Since: 2017

Age: 57

Occupation: President and CEO of FRG, LLC

Expiring Term: 2023

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: Popular, Inc.

Key Experience: Ms. Ferré has served as President and CEO of FRG, LLC, a diversified family holding company with leading operations in media, real estate, contact centers and distribution in Puerto Rico, the United States and Chile, since 2001. She has been a Member of the Board of Directors of GFR Media, LLC since 2003 and was its Chair from 2006 to February 2016. Ms. Ferré is also the Publisher of El Nuevo Día newspaper and of Primera Hora newspaper since 2006. She has been a member of the Board of Directors of Popular, Inc. since 2004. Ms. Ferré has served as the President and Trustee of The Luis A. Ferré Foundation, Inc. since 2003. She has been the President of the Board of Directors of Multisensory Reading Center of PR, Inc. since 2012, as well as a member of the Latin American Caribbean Fund of The Museum of Modern Art since 2013 and a member of the Board of Directors of the Partnership for Modern Puerto Rico since 2019.

Key Qualifications, Attributes or Skills: Ms. Ferré possesses executive leadership experience and a deep understanding of business operations, ESG and diversity and inclusion issues, as well as management and oversight skills that allow her to make significant contributions to the Company’s Board of Directors. Her deep media and publishing experience enable her to provide thoughtful insight regarding the communication needs of the Company.

16	W. R. Berkley Corporation

PROPOSAL 2: INCREASE IN SHARE RESERVE UNDER DIRECTORS STOCK PLAN

Proposal 2: Increase in Share Reserve Under Directors Stock Plan

The Board of Directors has unanimously approved an amendment and restatement (the “Amendment and Restatement”) of the Directors Stock Plan increasing the number of shares of the Company’s common stock reserved for issuance thereunder by 150,000 shares, and is now seeking stockholder approval for increasing the shares reserved. Shares granted to directors under the Directors Stock Plan constitutes a substantial portion of their compensation for service as directors.

If the stockholders do not approve this change, the change will not take effect, but the Company may continue to grant awards under the Directors Stock Plan, as otherwise amended and restated, in accordance with the terms and conditions thereof. The key terms and provision of the Directors Stock Plan, including eligibility for participation and the types of awards that may be granted thereunder, are unchanged by the Amendment and Restatement.

Summary of Directors Stock Plan

The following summary of certain provisions of the Directors Stock Plan is qualified in its entirety by reference to its full text, a copy of which is filed with the Securities and Exchange Commission as Annex B to this proxy statement.

Purpose

The Directors Stock Plan provides a means to recruit and retain highly qualified individuals to serve as members of the Board of Directors by allowing the Company to grant shares of its common stock and other stock-based awards to members of the Board of Directors.

Eligibility

Participation in the Directors Stock Plan is limited to members of the Board of Directors. Accordingly, eight non-executive directors and two executive officer directors are eligible to participate in the Directors Stock Plan.

Shares Reserved

Currently, of 300,000 shares of the Company’s common stock previously reserved for issuance under the Directors Stock Plan, 30,392 shares remain reserved for issuance thereunder. If the Amendment and Restatement is approved by our stockholders at the Annual Meeting, an additional 150,000 shares of the Company’s common stock will be reserved for issuance under the Directors Stock Plan. Such shares are authorized but unissued shares or treasury shares. The Board of Directors may adjust the number and kind of shares to which awards are subject, and the automatic grant formula set forth in the Directors Stock Plan, in the event of certain changes in capitalization of the Company, including mergers, reorganizations, recapitalizations, consolidations, stock dividends and splits, spin-offs, split-ups, and certain distributions of cash, securities, or other property. Shares withheld by or delivered to the Company to satisfy the exercise price of options or stock appreciation rights or tax withholding obligations with respect to any award under the Directors Stock Plan will be deemed to have been issued under the Directors Stock Plan and not available for issuance in connection with future awards.

2021 Proxy Statement	17

PROPOSAL 2: INCREASE IN SHARE RESERVE UNDER DIRECTORS STOCK PLAN

Awards

Automatic Grants: Pursuant to the Directors Stock Plan, currently on the date of each Annual Meeting, each member of the Board of Directors who continues to serve on the Board of Directors following such Annual Meeting will receive an automatic grant of the number of shares determined by dividing $200,000 by the average high and low prices of the Company’s common stock reported on the New York Stock Exchange on the business day immediately prior to the date of the Annual Meeting, rounded up to the next whole share, which will be fully vested on the grant date. Each grantee will have all rights of a stockholder, including the right to receive dividends, with respect to such shares.

Discretionary Awards: Pursuant to the Directors Stock Plan, the Board of Directors is authorized to make discretionary awards to its members which may consist of grants of shares, stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, or any other stock-based award. The terms and conditions of each award shall be determined by the Board of Directors and may be set forth in an award agreement.

Effective Date, Administration, Termination and Amendment

The Amendment and Restatement will be effective as of June 1, 2021, provided that the increase in the shares reserved is approved by our stockholders. The Directors Stock Plan will remain administered by the Board of Directors, which will have the authority to: (i) exercise all of the powers granted to it under the Directors Stock Plan, (ii) revise the automatic grant formula set forth in the Directors Stock Plan, (iii) make discretionary awards under the Directors Stock Plan, (iv) construe, interpret and implement the Directors Stock Plan, (v) prescribe, amend, and rescind rules and regulations relating to the Directors Stock Plan, (vi) make all determinations necessary in administering the Directors Stock Plan, and (vii) correct any defect, supply any omission, and reconcile any inconsistency in the Directors Stock Plan. The Board of Directors may amend, suspend or terminate the Directors Stock Plan at any time, provided that any amendment for which stockholder approval is required will not become effective until such approval is obtained.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the Directors Stock Plan, based upon the laws in effect on the effective date of the Amendment and Restatement. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the Directors Stock Plan. The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of a grant of a non-qualified stock option, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction.

Vested Shares. A participant will immediately recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) upon grant of an award of vested shares, and

18	W. R. Berkley Corporation

PROPOSAL 2: INCREASE IN SHARE RESERVE UNDER DIRECTORS STOCK PLAN

the Company generally will be entitled to a corresponding deduction. The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Directors Stock Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Directors Stock Plan.

New Plan Benefits

As noted above, at the Company’s 2021 Annual Meeting each continuing member of the Board of Directors will receive an automatic annual grant of shares of common stock under the Directors Stock Plan, in accordance with the automatic grant formula, which is disclosed in the tabular format below. The Board of Directors may also grant additional awards under the Directors Stock Plan in its sole discretion. Because the Company cannot forecast the extent of discretionary awards that may be made in the future, the Company has omitted the tabular disclosure relating to the grant of discretionary awards under the Directors Stock Plan. The following is a summary of grants expected to be made on June 15, 2021:

Name and Position	Dollar Value ($)	Number of Units

W. Robert Berkley, Jr. President and Chief Executive Officer	$200,000	(1)

William R. Berkley Executive Chairman of the Board	$200,000	(1)

Executive Group	$400,000	(1)

Non-Executive Director Group	$1,600,000	(1)
Non-Executive Officer Employee Group	N/A	N/A
(1)

The number of shares of common stock expected to be awarded to each member of the Board of Directors on June 15, 2021 is not determinable at this time. The number of shares to be awarded will be determined by dividing $200,000 by the average high and low prices of the Company’s common stock reported on the New York Stock Exchange on the business day immediately prior to June 15, 2021, rounded up to the next whole share.

The Board of Directors unanimously recommends a vote “FOR” this resolution.

2021 Proxy Statement	19

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3: Non-Binding Advisory Vote on Executive Compensation

We submit to our stockholders this non-binding advisory vote on the compensation of our NEOs, which gives stockholders a mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Board of Directors or the Company, the Board of Directors values the views of our stockholders. The Board of Directors and Compensation Committee will review the results of the non-binding vote and consider them in addressing future compensation policies and decisions.

We believe that our executive compensation programs create a strong competitive advantage both for retaining talent and for creating long-term stockholder value. They reflect feedback from our stockholders over the preceding years, align the interests of our NEOs with those of our stockholders, and reward achievement of our strategic objectives. See “Compensation Discussion and Analysis — Executive Compensation Objectives, Philosophy and Design” on pages 45-46.

A substantial majority of our NEOs’ compensation is linked to Company performance and stockholder value over the long term.

➣

Annual cash incentive awards are performance-based and are primarily based on annual ROE, with additional consideration for non-financial goals and value creation items. See pages 47-49 and 57-58. Determination of an NEO’s annual cash incentive compensation award is based on the Company’s financial performance for the current year, the Company’s financial performance compared to peers, and the NEO’s contributions to long-term value creation. Annual cash incentive awards are also non-formulaic. In our industry, a formulaic short-term incentive award can encourage excessive risk taking and imprudent short-term behavior to create near-term payouts at the expense of long-term value creation. Our annual cash incentive plan provides the Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior in our industry that is detrimental to long-term value creation.

➣

RSUs vest based on our ROE performance and use a series of rolling three-year performance periods, with the last period extending five years from the grant date. Additionally, for our NEOs and certain other senior executives, RSU awards include a mandatory deferral feature that delays settlement and delivery of shares until the executive’s separation from service with the Company, which further promotes a long term perspective on performance. RSUs are also subject to recapture (clawed back) if a recipient engages in misconduct during employment or breaches post-employment obligations during the one-year period following separation from the Company.

➣

Our Long-Term Incentive Plan (“LTIP”) further promotes our long-term approach to compensation incentives, as well as our emphasis on pay for performance, because LTIP awards remain outstanding over a five-year period and deliver targeted value only to the extent that the Company achieves the targeted or greater growth in book value per share.

➣	Consistent with good corporate governance practices, we do not provide our NEOs with employment agreements or cash severance agreements.

The non-binding advisory vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to provide our stockholders the opportunity to approve, on an

20	W. R. Berkley Corporation

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

aggregate basis and in light of our corporate performance, the compensation program for our NEOs as described in this proxy statement. The following resolution is submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers listed in the 2020 Summary Compensation Table included in the proxy statement for the 2021 Annual Meeting, as such compensation is disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

The Board of Directors unanimously recommends a vote “FOR” this resolution.

2021 Proxy Statement	21

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP (“KPMG”) has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2021. The appointment of this firm was recommended to the Board of Directors by the Audit Committee. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG is not ratified, the Board of Directors will reconsider its action and will appoint auditors for the 2021 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Information on KPMG’s fees for 2020 and our pre-approval policy for services provided by the Company’s independent auditors is provided under “Audit and Non-Audit Fees” on page 80.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

22	W. R. Berkley Corporation

EXECUTIVE OFFICERS

Executive Officers

Each executive officer who does not also serve as a director is listed below. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board of Directors. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 19, 2021.

Name	Age	Position
Richard M. Baio	52	Executive Vice President — Chief Financial Officer
Lucille T. Sgaglione	71	Executive Vice President
James G. Shiel	61	Executive Vice President — Investments
Philip S. Welt	61	Executive Vice President — General Counsel and Secretary

Richard M. Baio has served as Executive Vice President — Chief Financial Officer since February 2019, as Senior Vice President – Chief Financial Officer from May 2016 to January 2019, as Vice President when he joined the Company in May 2009 and as Treasurer from May 2009 to April 2021. He has 30 years of experience in the insurance and financial services industry, having served prior to joining the Company as a director in Merrill Lynch & Co.’s financial institutions investment banking group and as a partner in Ernst & Young’s insurance practice.

Lucille T. Sgaglione has served as Executive Vice President of the Company since December 2015. She joined the Company in 2010 as a Senior Vice President with oversight responsibility for several of the Company’s operating units and has nearly 30 years of senior leadership experience in the commercial property casualty insurance industry.

James G. Shiel has served as Executive Vice President — Investments of the Company since June 2015, Senior Vice President — Investments from January 1997 to June 2015 and Vice President — Investments from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

Philip S. Welt has served as Executive Vice President — General Counsel since January 2019 and Corporate Secretary since June 2020. Mr. Welt joined the Company in 2004 as vice president – senior counsel and was named executive vice president with oversight responsibility for certain of the Company’s operating units in 2011. Prior to joining the Company, he was an assistant general counsel – mergers and acquisitions at a major international insurer and a corporate associate with the New York law offices of Davis Polk & Wardwell. Mr. Welt is also a certified public accountant and was a senior manager at the accounting firm of Deloitte & Touche.

2021 Proxy Statement	23

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Board Matters

Highlights

✓	Majority Voting for Directors

✓	Majority of Independent Directors: 8 of 10

✓	Separate Chairman and CEO

✓	Diversified Tenure of Directors that balances board refreshment with benefit of experience of overseeing the Company over the full insurance cycle

✓	Regular Executive Sessions of Independent Directors with rotating presiding Director that provides for effective checks and balances to ensure the exercise of independent judgment by the Board of Directors

✓	Annual Board and Committee Self-Evaluations

✓	Independent Compensation Consultant Retained by Compensation Committee

✓	Risk Oversight by Full Board and Committees

✓	Enterprise Risk Management Committee: Management committee reports regularly to the Board

✓	Environmental, Social and Governance (ESG) Management committee regularly reports to the Board

✓	Rigorous Stock Ownership Requirements for Executives and Directors

✓	Anti-Hedging Policy

✓	Anti-Pledging Policy for shares satisfying NEOs’ ownership requirement

✓	Mandatory Deferral of Vested RSUs Until Separation from Service

✓	Compensation Clawback for long-term compensation plans

✓	Annual Equity Grant to Directors is a substantial portion of their compensation

✓	Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers

✓	Robust Continuing Investor Outreach Program

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board of Directors has adopted written Corporate Governance Guidelines, which address, among other things:

➣	identification of director candidates;

➣	director qualification (including independence) standards;

➣	director responsibilities;

24	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

➣	director access to management and independent advisors;

➣	employee, officer or other interested party communications with non-management members of the Board of Directors;

➣	director compensation;

➣	director orientation and continuing education;

➣	director election procedures;

➣	management succession; and

➣	annual performance evaluation of the Board of Directors.

Our Corporate Governance Guidelines are available on our website at www.berkley.com.

Director Independence and Involvement.

The Board of Directors is currently composed of ten directors, all of whom, other than Messrs. Wm. Berkley and Rob Berkley, have been determined by the Board of Directors (1) to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and (2) not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

The Board of Directors held seven meetings during 2020. Eight of the eleven directors then serving attended 100% of the meetings of the Board of Directors, while three attended between 92% and 94% of such meetings. Each director attended 100% of the meetings of the Board committees on which he or she served. Nine of the eleven directors then serving attended the Company’s 2020 Virtual Annual Meeting.

2021 Proxy Statement	25

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Committees

The Board of Directors has five standing committees: Audit, Business Ethics, Compensation, Nominating and Corporate Governance and Executive. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.berkley.com. The table below provides membership and meeting information for each of these committees for 2020.

Committees
	Audit	Business Ethics(1)	Compensation	Nominating and Corporate Governance(2)	Executive

Meetings in 2020	9	1	4	2	None

Committee Member

Christopher L. Augostini	M			M

William R. Berkley					C

W. Robert Berkley, Jr.					M

Ronald E. Blaylock		M	M	M

Mark E. Brockbank			M	M

Mary C. Farrell(3)			C	M

María Luisa Ferré	M			M

Jack H. Nusbaum(4)		M			M

Leigh Ann Pusey			M	M

Mark L. Shapiro	C/F	M		M	M

Jonathan Talisman	M			M

M Member	C Chair	F Audit Committee Financial Expert
(1)	The chair of the Business Ethics Committee is selected by rotation among the members.
(2)

The chair of the Nominating and Corporate Governance Committee is selected by rotation among the chair of the Audit Committee, the chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee, if any.

(3)	Effective February 2021, Ms. Farrell was appointed as a member of each of the Business Ethics Committee and the Executive Committee.
(4)	Mr. Nusbaum was a member of the Board for the full fiscal year of 2020 but passed away on January 11, 2021.

Audit Committee. The Audit Committee, which held nine meetings during 2020, is appointed by the Board of Directors to assist the Board of Directors in monitoring:

➣	the integrity of the financial statements of the Company;

➣	the independent auditors’ qualifications and independence;

➣	the performance of the Company’s internal audit function and independent auditors; and

➣	compliance by the Company with legal and regulatory requirements.

The Audit Committee has also adopted procedures to receive, retain and treat any complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

26	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Board of Directors has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2021 and is recommending that our stockholders ratify this appointment at the Annual Meeting. See Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm on page 22 of this proxy statement.

The report of our Audit Committee is found on page 79 of this proxy statement.

Compensation Committee. The Compensation Committee, which held four meetings during 2020, has overall responsibility for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s senior executive officers and directors.

Each member of the Compensation Committee is independent under the rules of the NYSE, is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The report of our Compensation Committee on executive compensation is found on page 65 of this proxy statement.

Compensation Consultant. During 2020, the Compensation Committee retained the services of an external executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The mandate of the external compensation consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services provided by the external compensation consultant on the Compensation Committee’s behalf includes:

➣	competitive market pay analyses, including proxy data studies, board of directors pay studies, and market trends;

➣	ongoing support with regard to the latest relevant regulatory, technical, and accounting considerations impacting compensation and benefit programs;

➣	assistance with the redesign of any compensation or benefit programs, if desired or needed; and

➣	preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct the external compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the external compensation consultant, and the Compensation Committee evaluates the external compensation consultant periodically.

In February 2021, the Compensation Committee assessed the independence of Meridian pursuant to SEC regulations, considering various factors bearing on adviser independence, including the six factors

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CORPORATE GOVERNANCE AND BOARD MATTERS

mandated by the SEC rules. The Compensation Committee concluded that Meridian is independent from the Company’s management and that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. The Compensation Committee also reviewed and was satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Meridian supporting the Compensation Committee. The Company does not engage Meridian for any services other than its services to the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which held two meetings during 2020, assists the Board of Directors in:

➣	identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board of Directors);

➣	recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board of Directors;

➣	overseeing the evaluation of the Board of Directors and management;

➣	reviewing the corporate governance guidelines and the corporate code of ethics; and

➣	generally advising the Board of Directors on corporate governance and related matters.

All of the members of the Nominating and Corporate Governance Committee are considered independent under the rules of the NYSE. The chair of the Nominating and Corporate Governance Committee is selected by rotation among the chair of the Audit Committee, the chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee, if any.

Identification of Director Candidates. The Committee may identify director candidates through the advice and assistance of internal and external advisors as it deems appropriate, and has the sole authority to retain and terminate any search firm to be used to identify director candidates on behalf of the Company.

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Qualifications of Director Candidates. The Company’s Corporate Governance Guidelines (the “Guidelines”) set forth certain qualifications and specific qualities that director candidates should possess. In accordance with the Guidelines, the Nominating and Corporate Governance Committee, in assessing potential director candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a candidate’s service on the boards of directors of other public companies. The Guidelines further state that directors should:

The Nominating and Corporate Governance Committee and members of the Board identify well-qualified candidates who may have diverse skills or backgrounds needed for the Company to execute its strategic vision.

Over the last four years, we have refreshed 38% of the independent Board members, as well as 25% of the Compensation Committee, 38% of the Nominating and Corporate Governance Committee and 50% of the Audit Committee, improving the Board’s gender, age and diversity and enhancing the Board’s collective expertise— notably in communications, governmental operations, tax and other public company leadership and board experience.

➣	bring to the Company a range of experience, knowledge and judgment;

➣	have relevant business or other appropriate experience;

➣	maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board of Directors and its committees; and

➣	demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning.

In identifying and recommending director nominees, the Nominating and Corporate Governance Committee members may take into account such factors as they determine appropriate and will assess the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In accordance with the Guidelines, when considering the overall composition of the Board of Directors, the Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experiences, qualifications, attributes and skills necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments. Candidates should have the highest standards of character and be committed to upholding the Company’s values and be independent,

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strong stewards of our investors’ capital. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board of Directors based on the foregoing factors and nominates candidates to fill vacancies accordingly.

We value having directors with diverse perspectives and experience. Each of our directors has served in leadership roles and has significant experience in areas relevant to the Company. Jonathan Talisman was elected to the Board of Directors in 2019, following the addition of Leigh Ann Pusey in 2018 and María Luisa Ferré in 2017. The addition of these directors refreshed our Board while enhancing its diversity.

The Nominating and Corporate Governance Committee will evaluate qualified director candidates recommended by stockholders in accordance with the criteria for director selection described above, on the same basis as any other candidates. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of the nominee’s qualifications and other relevant information, should be sent to the attention of the Secretary, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals” on page 93.

Other Standing Committees. During 2020, the Board of Directors had two other standing committees in addition to the committees set forth above: the Executive Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board of Directors during periods between Board of Directors meetings. It did not meet during 2020.

The Business Ethics Committee, which met once during 2020, administers the Company-wide business ethics program. The Business Ethics Committee reviews certain disclosures made by Company employees and directors under the Company’s Code of Ethics and Business Conduct and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethical concern and takes appropriate action, if any. The chair of the Business Ethics Committee is selected by rotation among the members.

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Additional Information Regarding the Board of Directors

Board Leadership Structure. The Company’s By-Laws provide that the chairman of the Board of Directors may, but is not required to, be the chief executive officer or any other executive officer or non-executive officer of the Company. The Board of Directors regularly reviews and considers its leadership structure, including whether separation of the positions of chairman and chief executive officer is desirable.

Since October 31, 2015, Mr. Rob Berkley, previously our President and Chief Operating Officer, has been our President and Chief Executive Officer, and Mr. Wm. Berkley, previously our Chairman and Chief Executive Officer, has been Executive Chairman of the Board, thereby separating the chairman and chief executive officer positions. This separation of roles allows the Chief Executive Officer to focus on executing the Company’s strategic plan, managing the Company’s operations and performance and providing guidance and oversight of senior management.

The Board of Directors believes that the Company’s structure under Mr. Wm. Berkley’s leadership as Executive Chairman serves the Board and its stockholders well.

Mr. Wm. Berkley founded the Company in 1967 and has been its Chairman of the Board since that time, a period of over fifty years, and also served as the Company’s Chief Executive Officer from 1967 to October 2015. He is also the Company’s largest stockholder with approximately 20% of the Company’s common stock.

The Board of Directors believes our structure provides different directors with diverse views the opportunity to act as independent lead, providing the Company with more effective governance than having a fixed independent lead.

The Board believes that its structure and process provide each director with an equal stake in the Board’s actions and oversight role and make them equally accountable to stockholders, while providing for effective checks and balances to ensure the exercise of independent judgment. This structure and these processes are reviewed periodically, including upon a change in directors.

Under Mr. Wm. Berkley’s strategic leadership, the Company has grown and prospered significantly, with Mr. Wm. Berkley being recognized for his extensive experience in and leadership of the insurance and reinsurance industries. In his role as Executive Chairman, Mr. Wm. Berkley helps the Board identify strategic priorities and investments, leads the Board in oversight and risk management responsibilities and facilitates and presides over Board meetings. The Board of Directors believes that his familiarity with the Company’s business and industry and his unique perspective on the Company’s culture and values position him well to understand the issues, opportunities and challenges the Company faces and to lead the Board in discussions and implementation of strategy.

Executive Sessions. In accordance with applicable NYSE rules, the independent directors meet regularly in executive session, which serves to promote open discussion among these directors. The presiding director at these executive sessions rotates among the Chair of the Audit Committee, the Chair of the Compensation Committee and any non-management members of the Executive Committee. The Board of Directors believes that this structure provides different directors the opportunity to act as independent lead and to guide the Board’s agenda, while facilitating collegiality among Board members. This structure and these processes provide for effective checks and balances to ensure the exercise of independent

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judgment by the Board of Directors and the ability of the non-executive directors to work effectively in a board setting. The presiding director’s principal responsibilities include: serving as a key source of communication between the non-executive directors and the Executive Chairman and the President and Chief Executive Officer; ensuring the flow of appropriate information to and among the non-executive directors; and coordinating the agenda for, and leading executive sessions and meetings of, the non-executive directors.

Executive Session Presiding Director’s Principal Responsibilities

➣ Provides leadership to the Board and to the non-executive directors	➣ May call additional meetings of the non-executive directors as needed

➣ Acts as a liaison between executive directors and non-executive directors	➣ Works with Executive Chairman to propose major discussion items for Board

➣ Leads executive session of non-executive directors	➣ Opportunity to consider and report on important matters without the presence of management

Board of Directors Self-Assessment. Our Board of Directors recognizes that a thorough, constructive evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Board of Directors conducts an annual self-assessment to determine whether it and each of its committees has the right skills, experience and perspectives. Each year, each director completes an evaluation covering:

➣	Board and committee composition, including appropriateness and diversity of skills, background and experience;

➣	Key areas of focus and effectiveness of management oversight;

➣	Director performance, including knowledge of the Company and its business;

➣	Committee functions and effectiveness and quality of materials;

➣	Satisfaction with committee structure and performance of committee chairs;

➣	Board meeting process, including satisfaction with schedule, agendas, time allotted for topics and encouragement of open communication and robust discussion; and

➣	Access to management, experts and internal and external resources.

Responses are reviewed and presented to the Board of Directors for review and consideration.

Board Refreshment, Tenure and Diversity. We value having directors with diverse perspectives and experience. Each of the Company’s directors has served in leadership roles and has significant experience in areas relevant to the Company. We continue to actively seek qualified candidates who add value and diverse backgrounds, skills, experience and perspectives to further refresh the Board.

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Given the complexity and long-term nature of the Company’s business, the Company is best served by having a Board with an in-depth understanding of the Company and the insurance industry. Developing that expertise takes time, and the Board of Directors believes that directors who have overseen our business over the full insurance cycle are typically more effective. The addition of new directors in recent years provides for a period of transition with certain long-tenured directors. Their overlap provides the opportunity for education, mentorship and stability.

We have refreshed 38% of the independent Board members over the past four years, improving the Board’s diversity and enhancing the Board’s collective expertise – notably in communications, governmental operations, tax and other public company leadership and board experience.

Classified Board. Our classified Board is important to the Company’s philosophy of managing for the long term. Because the business cycle in the property casualty insurance industry can extend over many years, it can take new directors several years to gain a robust understanding of our business and our Company. As a result, staggered elections provide the Board of Directors with the ability to maintain the long-term perspective needed to drive success in our business.

The tenure of our directors is distributed across periods that could be considered in the insurance industry to be relatively short-term, medium-term and long-term, providing a balance of perspectives. The current average tenure of our independent directors is 19 years.

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Board Role in Risk Oversight. Managing risk is a critical element of any property casualty insurance business. The Board of Directors believes that risk oversight is a key responsibility of the entire Board of Directors. Risk management is one of the core responsibilities of the President and Chief Executive Officer and the Executive Chairman and is a critical responsibility of every other senior officer of the Company and its operating units.

The strategic management of risk in an insurance business is a multi-level proposition. The Board of Directors has an active role, both as a whole and also at the committee level, in risk oversight. The Board of Directors and its committees receive periodic updates from members of senior management, including the Senior Vice President — Enterprise Risk Management, on areas of material risk to the Company, such as operational (including risks related to climate change, cyber security, technology and human capital management), financial, strategic, competitive, investment, reputational, cultural, legal, regulatory and environmental, social and governance (ESG) risks. Among other things, the Board of Directors as a whole oversees management’s assessment of business risks relating to the Company’s insurance operations and investment portfolio.

At the committee level:

➣	Our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any.

➣	Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. See “Discussion of Risk and Compensation Plans” on page 66.

➣	Our Nominating and Corporate Governance Committee considers issues associated with the independence of our Board of Directors, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

Risk management is a core tenet for achieving appropriate risk-adjusted returns in our business and has been a driving principle since the Company was founded. As a key element of their duties, our senior executive officers are responsible for risks and potential risks as they arise in their various operational areas. In addition to reporting to the Board of Directors regarding the Company’s risk management, the Company’s Senior Vice President — Enterprise Risk Management also reports directly to the President and Chief Executive Officer. The Company’s Enterprise Risk Management Committee, which is composed of the President and Chief Executive Officer, Senior Vice President — Enterprise Risk Management, Executive Vice President — Investments, and Of Counsel and Assistant Secretary, meets quarterly, or more frequently as necessary, to review and monitor levels of risk of various types. In addition, our internal audit function directly reports to our Audit Committee on a quarterly basis, and more frequently to the extent necessary.

Our independent outside auditors regularly identify and discuss with our Audit Committee risks that may arise during their regular reviews of the Company’s financial statements and accounting matters, including those associated with executive compensation.

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Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee was composed of Mmes. Farrell and Pusey and Messrs. Blaylock and Brockbank. No member of the Compensation Committee was, during 2020, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2020.

Code of Ethics

We have a Code of Ethics and Business Conduct that has been in place for many years. This code applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This code covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for our Senior Financial Officers. This code, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Code of Ethics and Business Conduct, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.berkley.com. We intend to disclose amendments to these codes, and waivers of these policies for executive officers and directors, if any, on our website.

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Environmental, Social and Governance (ESG) Summary

Our Company values, including “Everything Counts, Everyone Matters®” and “always do right” is a cornerstone of our success. Our operating units demonstrate our values and principles every day in the way they conduct their business, engage with team members and give back to their communities. We have always recognized that in order to achieve long-term success, we have an obligation to society and the sustainability of the world around us. Whether employing individuals with diverse backgrounds and demographics, giving back to the communities in which we live and work, or managing our impact on the environment and working with our insureds to help them manage their

Doing the right thing for our people, our communities and our environment engenders the trust of our customers, distribution partners, employees and stockholders, enabling us to grow our business profitably and meet the diverse needs of our constituents. The simple concept of doing the right thing embodies the principles that guide the way we do business. It is embedded in our culture and exemplified by our employees every day.

environmental impact, corporate responsibility has been embedded in our culture from the founding of the Company. Our Board of Directors believes that these values are critical to delivering superior long-term results to our stockholders.

Our Board of Directors believes that oversight of ESG issues is a key responsibility of the entire Board of Directors. It is a critical responsibility of the President and Chief Executive Officer and every other senior officer of the Company and its operating units. The Company annually reports on climate risk to the National Association of Insurance Commissioners (NAIC), and has been recognized by CERES (a sustainability nonprofit organization) as demonstrating leadership in addressing climate risk.

In early 2019, we established an ESG management committee, composed of the President and Chief Executive Officer and several other of the Company’s senior executives to regularly report to our Board of Directors. The ESG committee is responsible for ESG issues and meets quarterly, or more frequently as necessary, to review ESG goals and progress.

In addition, the Company released an expanded ESG report (which can be found in the Investor Relations portion of our corporate website) in 2020, which includes chapters on COVID-19 Resiliency and Innovation. Similar reports are expected to be released periodically going-forward.

We identify our most important environmental and social issues for reporting and review ESG disclosures from a set of insurance peers; review guidance and reports from ESG raters, such as SASB, GRI, Sustainalytics and MSCI; and interview senior leadership and subject matter experts within our Company. This process enables us to evaluate the scope for certain disclosures deemed to be important. We then review policies, guidelines, management reports, data systems, and other areas for information and examples in considering our performance in each category.

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The table below outlines ESG areas the Company considers to be of strategic importance:

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ISSUES
Human Capital Management	➣ Employment practices ➣ Employee engagement ➣ Professional and leadership training and development ➣ Diversity, inclusion and anti-discrimination ➣ Innovation ➣ Employee well-being
Community Involvement and Engagement	➣ Volunteerism and charitable giving ➣ Collaboration with community organizations ➣ Leadership in charitable organizations
Ethics & Compliance	➣ Anti-money laundering, corruption, and bribery policies ➣ Code of Ethics and Business Conduct ➣ Whistleblower and non-retaliation policies and hotline ➣ Training and compliance resources
Customer Privacy & Data Security	➣ Data security and privacy policies ➣ Training and compliance ➣ Data protection systems ➣ Governance and controls
Public Policy	➣ Policies on lobbying and political involvement ➣ Membership and senior leadership positions in trade organizations ➣ Corporate federal government affairs function
Environment and Energy	➣ Energy and water conservation ➣ Recycling programs ➣ Physical plant ➣ Travel
Climate Risk	➣ Risk management governance ➣ Weather risk measurement and management ➣ Climate change risk modeling and analysis ➣ Loss control services for clients ➣ Disaster recovery plans
Products and Services	➣ Operating units that specialize in ESG areas ➣ Insurance products that address client ESG risks ➣ Small business insurance ➣ Educational, engagement or loss control programs
Responsible Investing	➣ Investment policies ➣ Risk mitigation and reporting ➣ Exclusions or limitations for investing in certain countries or issuers ➣ ESG sector investments

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Board Oversight of Human Capital Management and Corporate Culture

Our Board of Directors believes that our people are our greatest asset and that our corporate culture is the most important intangible value driver of our superior long-term risk-adjusted returns and growth in stockholder value.

Human Capital Management: We are focused on creating a respectful, rewarding, diverse, and inclusive work environment that allows our employees to build meaningful careers. The success of these human capital management objectives is essential to our strategy, as it is our people who drive our success. The Board has identified the elements of corporate culture necessary to achieving our goals and their key drivers. With full Board oversight of Risk Management, among other activities, and regular interactions with employees beyond corporate senior management, Board members have visibility into and receive timely feedback on human capital management and cultural issues that may affect our business. Detailed information on Human Capital Management can be found in our Sustainability report located in the Investor Relations portion of our corporate website.

Our Board of Directors engages with our senior leadership team, including our Senior Vice President – Human Resources, on a periodic basis across a range of human capital management issues, including succession planning and development, compensation, benefits, talent recruiting and retention, engagement, diversity and inclusion, and employee feedback.

Corporate Culture: The Board of Directors has recognized Accountability, People-Oriented Strategy, Responsible Financial Practices, Risk-Adjusted Returns and Transparency as the elements of corporate culture necessary for the Company to achieve success. Our culture unifies our employees across our decentralized business model, ensures we are positioned to serve our diverse clients globally and propels the Company’s continuous evolution. We are committed to fostering a unifying culture and encouraging innovation across our enterprise. Our culture encompasses the beliefs that (i) specialized knowledge and having a customer-centric focus are competitive advantages and (ii) an environment that promotes integrity, embraces the commitment to “always do right,” fosters entrepreneurship and innovation, and values making thoughtful decisions for the long-term benefit of our enterprise. While there is no one “Berkley” way, each of our operating units has its own culture that embodies a shared set of values that define our enterprise. Our structure, with more than 50 distinct operating units, facilitates prompt identification of and appropriate action with respect to addressing individual business or cultural issues arising within an operating unit, without affecting the larger enterprise. Furthermore, our operating units are overseen by senior corporate business managers and senior corporate functional managers, including actuarial, claims, underwriting, compliance and finance, providing a governance oversight structure that makes it easier to identify such issues. Because our Board of Directors diligently exercises its risk management oversight through, among other activities,

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regular interactions with employees beyond corporate senior management, our directors have visibility into and receive timely feedback on cultural issues that may affect our business.

As significant owners of our Company who are required to hold their shares until separation from service (See page 76), each of our directors has a vested interest in cultivating talent and perpetuating a culture that facilitates the execution of our long-term objectives. In addition, the contributions to long-term value creation component of our Annual Incentive Compensation Plan links human capital management and culture to NEO compensation.

Communications with Non-Management Directors

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. With respect to communications to non-management members of the Board of Directors, the General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of all such communications upon the request of any addressed Director.

Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.berkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov.

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TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions with Management and Others

As described above, the Company has adopted a Code of Ethics and Business Conduct that applies to all Company employees and a Statement of Business Ethics for the Board of Directors (together, the “Statements”), each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure to the Company of any such transaction. Company management initially determines whether a disclosed transaction requires review by the Business Ethics Committee. Based on its consideration of all of the relevant facts and circumstances, the Business Ethics Committee decides whether or not to approve such transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Business Ethics Committee. The Business Ethics Committee will evaluate all available options, including ratification, revision or termination of such transaction.

During 2020, one of the Company’s non-officer employees performed services for Interlaken Capital, Inc. (“Interlaken”), a company substantially owned and controlled by Mr. Wm. Berkley, the Company’s Executive Chairman. Interlaken separately compensates any Company employees for providing such services. The transactions between the Company and Interlaken have been previously approved by our independent Business Ethics Committee in accordance with the procedures described above.

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of voting securities of the Company and, as a result, are considered a “related person.” These organizations may provide services to the Company or its benefit plans. In addition, the Company may provide insurance coverage to these organizations. In 2020, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities:

BlackRock, Inc., which beneficially owns more than 5% of the Company’s common stock, provides, on an arm’s length basis, investment management software to the Company for which the Company paid fees to BlackRock of approximately $1.35 million during 2020. As BlackRock is not an officer, employee or director of the Company, the Statements do not require approval of this arrangement by the Business Ethics Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides material information about the Company’s compensation policies, objectives and decisions regarding our NEOs as well as perspective for investors on the amounts disclosed in the Summary Compensation Table and other tables, footnotes and narratives that follow.

This Compensation Discussion and Analysis and the tables that follow cover the compensation paid in 2020 to the following five NEOs:

➣	W. Robert Berkley, Jr.: President and Chief Executive Officer (“CEO” or “Mr. Rob Berkley”);

➣	William R. Berkley: Executive Chairman of the Board (“Executive Chairman” or “Mr. Wm. Berkley”);

➣	Richard M. Baio: Executive Vice President — Chief Financial Officer (“CFO” or “Mr. Baio”);

➣	Lucille T. Sgaglione: Executive Vice President; and

➣	James G. Shiel: Executive Vice President — Investments.

Our NEO compensation reflects our performance-based philosophy and our emphasis on the long term. The substantial majority of compensation for our CEO and all other NEOs is long-term and linked to Company performance and the creation of stockholder value.

➣ Annual cash incentive award is directly linked to performance as described on pages 57-58.

➣ Performance-based RSUs are earned based on ROE performance over a period that is longer than our loss reserve duration of approximately 4 years. They are also mandatorily deferred until separation from service.

➣ Long Term Incentive Plan (“LTIP”) awards are directly linked to growth in book value over five years, which is longer than our loss reserve duration of approximately 4 years.

Compensation

values reflected in the above illustration are based on 2020 base salary, the annual cash incentive award for 2020, the potential maximum value of the LTIP award for the 2020-2024 performance period, and the potential maximum value of the 2020 performance-based RSU grant.

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COMPENSATION DISCUSSION AND ANALYSIS

Talent and expertise are the ultimate differentiators in our business. The combined expertise of our people in underwriting, risk management, claims handling and investing has delivered outstanding risk-adjusted returns. Our compensation programs appropriately balance short-term with long-term incentives and our long-term incentive compensation awards vest after periods that are longer than the average duration of our liabilities. In addition, NEOs and other senior executives must hold their restricted stock units (“RSUs”) until separation from service, and the RSUs are subject to clawback in the event the recipient engages in misconduct or breaches post-employment obligations, which expire one year after separation. This is a distinct model that separates us from many of our competitors.

Executive Compensation Policies and Practices

We are committed to executive compensation practices that drive long-term value creation and mitigate risk, and that align the interests of our executives with the interests of our stockholders. Below is a summary of best practices that we have implemented and practices that we avoid, with the goal of promoting the best long-term interests of the Company and our stockholders.

What We Emphasize	What We Avoid

✓ Pay for performance	✗ Employment agreements

✓ Incentivize and reward long-term value creation	✗ Separate severance agreements or guaranteed cash severance.

✓ Vested RSUs are mandatorily deferred until separation from service	✗ Liberal share recycling

✓ Robust share ownership for senior executives	✗ Stock options

✓ Non-formulaic performance-based annual cash incentive award program that mitigates risk of short-term oriented behavior	✗ Tax gross-ups on perquisites

✓ Capped maximum NEO annual cash incentive awards	✗ Dividend equivalents paid on unearned or unvested RSUs

✓ Clawback policy covering all LTIP and RSU awards that is triggered based on: • Executive engaging in misconduct • Executive choosing to breach post- employment obligations	✗ Hedging or derivative transactions on the Company’s stock by executive officers or directors

✓ Restrictions on pledging Company stock by NEOs

✓ Independent compensation consultants

✓ Capped payout for LTIP awards

✓ Modest perquisites

✓ Double-trigger vesting on change in control

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COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach

Compensation Committee Response to Say-on-Pay Advisory Vote Results and Investor Feedback. Last year, the Company’s say-on-pay vote was approved, receiving affirmative support of 96.3% of the shares voted. Our enhanced outreach, disclosure and presentation have resulted in a dramatic increase in say-on-pay support since 2015, particularly among our largest stockholders and those with whom we have engaged. We strive to maintain an open dialogue with our stockholders.

Total votes cast “for” divided by total votes “for” and “against”

In 2020, we again reached out to many of our stockholders, representing 69% of the outstanding shares of the Company not held by management. We virtually met, spoke to or corresponded with stockholders representing 50% of the outstanding shares of the Company not held by management, including several who declined meetings. Many of those that declined to speak with us indicated that they were comfortable with our governance and compensation practices or that they were satisfied with our prior outreach.

The predominant message we received from our outreach was that, in general, our investors appreciate the alignment of our executive compensation programs with stockholder interests and of our governance practices with the unique nature of the property casualty insurance business, as well as our responsiveness to emerging issues. A small number of investors indicated a preference for aligning certain governance practices with their specific guidelines even as they recognize that one size does not fit all. However, they did not consider these to be voting issues, and there were no requests for modifications to our compensation programs or governance practices. Much of our outreach discussion centered on environmental and social issues, including climate risk and human capital management. These topics are discussed in our Sustainability Report, which can be found on our Investor Relations website.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives, Philosophy and Design

Our philosophy for our executive compensation program is to provide an attractive, flexible and market competitive program tied to performance that is closely aligned with the interests of our stockholders through the creation of stockholder value. Our program is designed to recognize and reward the achievements of our executives and to attract, retain and motivate our leaders in a competitive environment. Executive compensation for our NEOs generally includes the following components:

Annual Cash Compensation

Competitive Fixed Market-Based Compensation

Key Principle: Provides base salary and benefits that are market competitive to facilitate our ability to attract and retain high-caliber individuals with the leadership abilities and experience necessary to develop and execute business strategies and build long-term stockholder value.

Role of Element:

➣ Attracts and retains NEOs

➣ Provides a fixed level of compensation for NEO services rendered during the year

Performance-Based Annual Cash Incentive Award

Key Principle: Annually rewards NEOs for delivering performance consistent with the Company’s long-term objectives. A non-formulaic pay-for-performance program primarily based on ROE that uses negative discretion permits the application of judgment necessary to align payouts with a holistic assessment of performance for the year in the context of the environment and its long-term implications for the business.

Role of Element:

➣ Provides focus on short-term performance measures linked to the Company’s long-term success and stockholder value creation

➣ Mitigates risk of short-term oriented behavior that is detrimental to long-term value creation

Long-Term Incentive Compensation

Mandatorily Deferred Performance-Based

Restricted Stock Units

Key Principle: Rewards executives for the long-term performance of the Company. Longer performance periods are better suited to the cyclicality of our business. Mandatory deferral promotes long-term alignment of NEOs’ financial interests with stockholders through the risks and rewards of long-term common stock ownership.

Role of Element:

➣ Increases NEO stock ownership

➣ Provides focus on ROE over a longer period than our approximately 4-year loss reserve duration

➣ Encourages teamwork and decision-making to further the Company’s long-term best interests

➣ Encourages NEO retention through overlapping vesting periods

➣ Discourages excessive risk taking through mandatory deferrals and clawback provisions

Long-Term Incentive Plan (LTIP) Awards

Key Principle: Rewards executives for the long-term performance of the Company. Allows NEOs to realize a portion of long-term compensation at established intervals, providing liquidity to our executives as they have no ability to monetize vested RSUs until they leave the Company.

Role of Element:

➣ Places focus on growth in book value, a primary driver of stockholder value, over a longer period than our approximately 4-year loss reserve duration

➣ Encourages teamwork and decision-making to further the Company’s long-term best interests

➣ Encourages NEO retention through overlapping performance periods

➣ Discourages excessive risk taking through the extended performance period and clawback provisions

2021 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites

Benefit Replacement Plan

➣ Makes up for the Code limits on Company contributions to the Company’s tax-qualified profit sharing plan.

➣ Allows for equal treatment of all employees who participate in the tax-qualified profit sharing plan.

➣ Provides a competitive compensation element designed to attract and retain NEOs.

Deferred Compensation Plan*

➣ Allowed NEOs to defer receipt of all or part of their base salary, annual cash incentive award and excess profit sharing payments. No such deferrals permitted after December 31, 2020.

➣ Enhanced current year cash flow to the Company in a cost effective manner.

Additional Benefits

➣ Provides coverage for officers, including the NEOs, in the areas of life, travel accident, and long-term disability insurance.

➣ Provides a competitive compensation element designed to attract and retain NEOs.

Personal Use of Company Aircraft (CEO and Executive Chairman only)	➣ Enhances security and personal safety of the CEO and the Executive Chairman. ➣ Enhances productivity of the CEO and the Executive Chairman.
Supplemental Benefits Agreement (a legacy arrangement with Executive Chairman only)

➣ Provides continued health insurance benefits and certain perquisites to the Executive Chairman after employment ends.

➣ Provides consideration in exchange for a non-compete agreement with the Executive Chairman

Other
Director Compensation (CEO and Executive Chairman only)

➣ Compensates the CEO and the Executive Chairman, who are also members of the Board of Directors, for responsibilities and duties that are separate and distinct from their responsibilities as officers.

*	The Deferred Compensation Plan was frozen as of January 1, 2021. The Board is evaluating how to restructure the plan to improve the plan’s benefits, while lowering its cost to the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Additional Design Information

Annual Cash Incentive Awards. At the beginning of each year, the Compensation Committee determines maximum potential awards for the CEO and certain other NEOs for that same year ending December 31. Actual award amounts under the Amended and Restated Annual Incentive Compensation Plan (the “Annual Incentive Compensation Plan”) for the NEOs are determined early in the following year by applying negative discretion to the maximum award based on the Company’s annual performance for the year. Under the Company’s Annual Incentive Compensation Plan, the Compensation Committee evaluates the Company’s performance across a number of measures. The primary performance measure considered is ROE, as it provides the most complete picture of the Company’s performance in a given year and across time periods.

Annual cash incentive awards are performance-based and primarily based on annual ROE, with additional consideration for non-financial goals and value creation items. Annual cash incentive awards are also non-formulaic. In our industry, a formulaic short-term incentive award can encourage excessive risk taking and imprudent short-term behavior to creat near-term payouts at the expense of long-term value creation.

Negative Discretion provides the Compensation Committee with flexibility to respond to market conditions and unusual circumstances, such as the global recession brought about by the COVID-19 pandemic, and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior that in our industry is detrimental to long-term value creation.

The Compensation Committee also considers other measures that inform the evaluation of ROE performance. As a property casualty insurance company, we have earnings streams from both underwriting activity and investment activity, and are dependent upon prudent capital management, strategic business and investment decisions and an appropriate long-term focus to maximize risk-adjusted return. These other measures are generally consistent from year to year. However, the Compensation Committee has the discretion to add, remove or change the degree of emphasis on certain measures, depending upon the business and economic environment.

Determination of an NEO’s annual cash incentive compensation award is based on the Company’s financial performance for the current year, the Company’s financial performance compared to peers, and the NEO’s contributions to long-term value creation.

2021 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

➣

ROE. Our long-term goal of 15% ROE has remained consistent for our entire 50-year plus history. Although 15% is a demanding hurdle for a property casualty insurance company in a low interest rate environment, the Compensation Committee believes it remains appropriate as a long-term goal in order to challenge management to maximize stockholder value.

Over the long term, changes in annual cash incentive awards have followed the same trend as changes in annual ROE.

➣

Combined Ratio. Combined ratio is a key measure of underwriting profitability for insurance companies. A combined ratio below 100% indicates that an insurance company’s underwriting activities are profitable. The appropriate combined ratio target for a company depends upon its mix of business. Companies that are concentrated in businesses characterized by low frequency and high severity (such as property catastrophe reinsurance) will generally target a very low annual combined ratio absent a major event, so that the earnings in low-catastrophe years can offset the severity of loss from a significant event in other years. Such companies typically demonstrate a high degree of volatility in their underwriting results. Companies that have a higher frequency of loss, with less severity (as is often the case with casualty business) may target a relatively higher combined ratio and their results tend to be less volatile. A comparison to an industry benchmark automatically adjusts for competitive conditions and allows us to better gauge our performance relative to our competitors.

Because our business is predominately low-limit casualty insurance, the Compensation Committee considers our combined ratio target of 95% or lower (absent a major catastrophe) to be stringent, yet achievable. While an even lower combined ratio would be necessary to achieve a 15% ROE in the current environment, the Compensation Committee recognizes that our willingness to walk away from underpriced business in a competitive rate environment requires us to accept a higher expense ratio at times, and thus a higher combined ratio. A combined ratio target that is too stringent would fail to incentivize proper underwriting discipline.

The Compensation Committee also considers our combined ratio as compared to the property casualty insurance industry as a whole, to account for cyclical changes derived from competitive conditions, as well as the impact of catastrophe events on the industry and our Company. The Compensation Committee also recognizes that in times of below average catastrophe activity, our outperformance compared to the industry will temporarily narrow.

➣	Net Investment Income. The Compensation Committee expects consistent income from fixed-maturity securities while maintaining the same high quality portfolio, combined with a duration

48	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

that provides flexibility in an uncertain interest rate environment. The Compensation Committee recognizes that investments designed to generate capital gains may produce less annual income, and this income may be less predictable, but such investments are designed to generate a higher total return over the life of the investment. In addition, while investment funds and the merger arbitrage portfolio inherently have greater variability than fixed-maturity securities, the Company expects they will generate a higher average yield over time.

➣

Net Realized Gains on Investment Sales. The Compensation Committee considers the low interest rate environment of the last several years, noting the Company’s response by allocating an increased portion of the investment portfolio to assets designed to generate capital gains and above average total returns.

➣

Growth in Earnings Per Share. The Company measures growth in earnings per share while being mindful of capital management. We do not target a specific percentage growth in earnings per share so as not to improperly incentivize irresponsible growth in premiums written, particularly in competitive or weak pricing environments. The absence of a specific growth target also allows the Compensation Committee to take into account variability in income from investment funds, realized gains and catastrophe losses.

➣

Growth in Book Value Per Share Before Dividends and Share Repurchases. After giving effect to capital management and changes in accumulated other comprehensive income, growth in book value per share before dividends and share repurchases should be broadly in line with ROE. When we are generating more capital than can be reinvested in the business, the excess capital is returned to stockholders.

➣

Investments in New Businesses. Of the Company’s 53 operating units, 7 have been acquired and 46 have been started internally. We believe that starting new businesses when the best talent can be attained is better for long-term value creation than buying businesses that may have unknown balance sheet issues, add goodwill to the balance sheet, or be culturally incompatible. Disruptions in the market due to financial difficulties, changes in strategic direction at other companies and mergers or acquisitions typically provide the best opportunities to find talented individuals who share our long-term vision. The Compensation Committee expects the number of businesses started in any given year to vary depending upon available opportunities, and recognizes that start-up costs can negatively impact earnings for a period of time.

➣

Consistency Among Members of the Management Team. A significant amount of turnover in senior management can disrupt operations and detract from long-term focus. Recognizing that retaining and developing talent is difficult in today’s competitive job market, the Compensation Committee looks to incentivize retention of talented executives.

Performance is evaluated through a review of financial performance for the current year, a comparison of the annual results to the results of the Company’s compensation peer companies, and contributions to long-term value creation.

Long-Term Incentives. The Company’s long-term incentive programs for the NEOs generally consists of two components:

➣	Performance-based RSUs under the Company’s 2018 Stock Incentive Plan; and

➣	Cash-denominated performance units under the LTIP.

2021 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

The long-term incentive compensation programs have been designed to vest after periods that are longer than the average duration of the Company’s liabilities to align the executives’ interests with those of the stockholders. The programs support the Company’s focus on long-term performance through multiple overlapping three- or five-year performance cycles for RSU and LTIP awards. These performance-based RSU and LTIP awards (as well as the mandatory deferral feature of vested RSU awards whereby shares are not delivered until separation from service) encourage our NEOs to achieve and sustain longer-term Company performance goals. These awards also align NEOs’ financial interests with those of the Company’s stockholders, as a significant portion of their annual compensation is tied directly to the value of our stock or metrics that are highly correlated with the value of our stock. The mandatory deferral feature of the RSUs also ties a significant portion of each NEO’s personal net worth to the value of our stock.

Performance-Based RSUs. Our NEOs are awarded performance-based RSUs that are earned, or not, based on ROE performance. The performance-based RSUs consist of three tranches that vest, if earned, after three separate, but overlapping three-year performance periods, with the final tranche vesting only after five years. The diagram below explains the structure and performance periods for awards made in 2020.

We believe it is important for executives to be fully aligned with our stockholders. This alignment includes our dividend policy. Therefore, our performance-based RSU awards generally include dividend equivalent rights with respect to vested shares. RSUs start vesting after the third year, so we believe that it is important for RSU recipients to also share in the dividends generated by those shares at the same time. However, no dividend equivalents will be paid if the underlying shares do not vest.

Mandatory Deferral and Clawback: Key Features of Our RSUs and Critical Differentiators. After vesting, settlement of the RSUs is deferred (on a mandatory basis) and shares are not delivered until 90 days following the executive’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). This mandatory deferral applies to our NEOs and other senior executives (a group of approximately 78 in total). We believe this deferral feature is unique to the Company’s program compared to peer companies. Executives have no ability to monetize vested RSUs until separation from service. The amounts deferred remain at risk in the event of a decline in the value of the Company’s stock. Dividend equivalent payments are made only after RSUs vest.

The mandatory deferral feature reinforces our executives’ incentive to maximize long-term stockholder value, as the value of the deferred shares cannot be realized until separation from service and the accumulated value can grow to represent a significant portion of an executive’s personal net worth.

Clawback. RSU-based compensation can be recaptured (clawed back) if a recipient engages in misconduct during employment or breaches post-employment obligations during the one-year period following separation from the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Restrictions on Pledging. Shares used in fulfillment of the stock ownership guidelines may not be pledged or otherwise encumbered. In addition, vested but mandatorily deferred shares may not be pledged since they are not delivered until after separation from service.

Prohibition on Hedging. Our NEOs, other senior officers and directors are prohibited from hedging or similar transactions (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) with respect to the Company’s stock except as may be expressly permitted by the Company’s Executive Chairman of the Board, Chief Executive Officer, President or General Counsel. This prohibition has never been waived.

LTIP Awards. The 2019 Long-Term Incentive Plan is a cash-based long-term incentive plan. LTIP awards are performance units that grow in value based on one or more performance measures selected by the Compensation Committee and are settled, to the extent earned, in cash at the end of the performance period. The performance measure for current outstanding LTIP awards is the average annual increase in book value per share, as adjusted, during a five-year performance period.

For LTIP awards currently outstanding, the hurdle for maximum payout of awards has been set at 12.5%. The Compensation Committee believes a 12.5% average annual growth rate provides a significant stretch in performance goals that is reflective of current insurance market conditions and the low interest rate environment. Because of the rigor of the performance target for LTIP awards as demonstrated by these results, several of our LTIP awards have paid out generally at less than the maximum potential value over the past several performance cycles. (See page 61.) The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other conditions.

LTIP-based compensation can be recaptured (clawed back) for up to two years after settlement if a recipient engages in misconduct during employment or breaches post-employment obligations.

Deferred Compensation. The Company maintains a Deferred Compensation Plan for Officers, in which the NEOs could participate on a voluntary basis through December 31, 2020. The Board froze the plan effective January 1, 2021. The Board is evaluating how to restructure the plan to improve the plan’s benefits, while lowering its cost to the Company. Prior to the plan being frozen, eligible officers were able to elect to defer all or a portion of their base salary, annual cash incentive award or bonus, as the case may be, and excess profit sharing payments for any year. Amounts deferred on or before December 31, 2020 accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts could be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of an adverse financial impact to the Company. For 2020, the Compensation Committee determined to accrue interest on the deferred amounts 1-year LIBOR plus fifty basis points. The Company may unfreeze or replace the Deferred Compensation Plan for Officers in the future in its discretion. The Non-Qualified Deferred Compensation for 2020 table and the associated narrative and footnotes on pages 72-73 provide additional information on the plan and NEO participation.

2021 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS

Benefit Replacement. The Company maintains a Benefit Replacement Plan, which provides participants with an annual payment equal to the amount they would have otherwise received under the Company’s tax-qualified profit sharing plan absent the limitations imposed by the Code on amounts that can be contributed under the tax-qualified profit sharing plan. This payment is made annually in a lump sum, as permitted in 2020. Additional information on the amounts paid under this plan can be found in the “All Other Compensation” column of the Summary Compensation Table and the associated footnotes on pages 68-69.

The Benefit Replacement Plan ensures that the full value of the intended benefits under the tax-qualified profit sharing plan is provided to the NEOs and, as such, supports the Company’s ability to attract talented executives and retain current NEOs.

Supplemental Benefits Agreement with the Executive Chairman. The Company has a Supplemental Benefits Agreement with Mr. Wm. Berkley, originally dating to 2004 and amended since then to comply with Section 409A of the Code and, in 2013, to terminate the retirement benefit that was originally included and subsequently liquidated. The remaining benefits to be provided to Mr. Wm. Berkley (and his spouse, as applicable) under the agreement, as amended, are as follows:

➣	continued health insurance coverage (including coverage for his spouse) for the remainder of his or her life, as applicable;

➣

continued use of a Company plane and a car and driver for a period beginning with termination of employment and ending with the latest to occur of the second anniversary of such termination, the date he ceases to be Chairman of the Board, or the date he ceases to provide consulting services to the Company;

➣	office accommodations and secretarial support; and

➣

payment of any excise tax imposed upon the Executive Chairman under Section 4999 of the Code (plus payment of additional taxes incurred as a result of the Company’s payment of excise taxes), in the event of a change in control. As noted on pages 73-74, if a change in control and termination of the Executive Chairman’s employment had occurred on December 31, 2020, no excise tax would have been triggered.

In exchange for these benefits, the agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Additional detail on the agreement is provided under “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 73-76.

52	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Use of Market and Peer Group Data

The Compensation Committee annually reviews and analyzes market data on total direct executive compensation. Total direct compensation (defined as base salary, annual cash incentive awards, and the potential value of long-term incentive awards granted) for the NEOs is compared to the amounts paid or granted to individuals holding comparable positions at our peer companies.

In 2020, the Compensation Committee reviewed with its independent compensation consultant, Meridian, the composition of the peer group to be used for compensation market data, taking into account the Company’s size and market positioning relative to potential peer companies as well as the impact of changes due to acquisitions. The Compensation Committee decided no changes to the peer group were necessary.

➣ Alleghany Corporation	➣ Everest Re Group, Ltd.
➣ American Financial Group, Inc.	➣ Fidelity National Financial, Inc.
➣ Arch Capital Group Ltd.	➣ The Hartford Financial Services Group, Inc.
➣ Axis Capital Holdings Limited	➣ Markel Corporation
➣ Chubb Limited	➣ The Progressive Corporation
➣ CNA Financial Corporation	➣ RenaissanceRe Holdings Ltd.
➣ The Travelers Companies, Inc.

The Compensation Committee believes that the peer group should be comprised primarily of property casualty insurance underwriters. Further, the Compensation Committee believes that the peer group it has identified for the Company is appropriate because it includes companies across a wide range of market capitalization, as well as those who are also members of the S&P 500®, with whom the Company competes for business, capital and senior executive talent. The companies included in our compensation peer group, shown above, represent direct competitors of the Company for both business and executive talent and are believed to provide a reasonable assessment of industry market pay levels.

The Compensation Committee reviews market data, together with performance data, for our peer companies to evaluate the overall alignment of total direct compensation paid and relative performance. In addition, the Compensation Committee also reviews broader industry survey data as an additional reference point. However, market data is only one of many factors considered in setting future compensation awards. We do not target a specific percentile for any pay component or for our total direct compensation, nor do we target any particular mix of base salary, annual cash incentive awards, and long-term incentive compensation. Our executives’ actual pay is determined primarily by Company operational and financial performance.

2021 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS

The adjacent graphs plot relative rankings of three-year performance versus CEO pay for the Company and its compensation peer group. The graph on the top utilizes total stockholder return (TSR) to measure performance, while the graph in the middle utilizes return on equity (ROE) and the graph on the bottom utilizes growth in book value per share*. The graphs highlight our strong alignment between pay and performance relative to our peer group.

The Company utilizes ROE and growth in book value per share in its compensation programs. We believe that they are more appropriate indicators of management performance than stock price and that over the long term, stock price will reflect the value created through strong ROE and growth in book value per share.

*

Compensation is based on proxy Summary Compensation Table disclosures. Where peer 2020 compensation has not been disclosed as of April 21, 2021 (one company in our compensation peer group), estimated values have been used, based on forward and/or historical disclosures. Financial and market data has been standardized across companies. Total stockholder return (“TSR”) is defined as stock price appreciation plus reinvested dividends. Book value per share growth is defined as common stockholders’ equity plus the value of dividends and share repurchases divided by common shares outstanding. Return on equity is defined as net income over beginning of year common stockholders’ equity. TSR and book value per share calculations reflect three-year annualized growth rates; return on equity calculations reflect a three-year average.

54	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Decisions During the Last Year

Highlights

The performance targets in our compensation plans were not adjusted for the COVID-19 pandemic and its related economic impacts in 2020.

Salaries remained unchanged in 2020 for our CEO and our Executive Chairman and their Annual Cash Incentive awards in 2020 declined by 10%, reflecting the reduction in ROE. Cash incentive awards for all other NEOs remained constant in comparison to 2019, reflecting the Company’s relatively good performance and the individual contributions of the NEOs to that performance in a difficult environment. These awards were determined principally by evaluating the Company’s ROE. Other metrics are utilized to inform the Compensation Committee about the industry-specific and general economic environment in which these results were achieved.

The potential dollar value of performance-based RSUs granted to our NEOs was flat compared to 2019, as was the potential value of LTIP awards. These awards are intended primarily to motivate future long-term performance rather than to differentiate and reward recent performance, so the amounts granted tend not to vary with short-term performance as much as annual incentive awards do. These amounts are at risk and actual amounts earned may be less than their maximum value, depending upon our future performance.

2021 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

General Approach. The Compensation Committee makes the determinations concerning NEO compensation. The CEO and the Executive Chairman make initial recommendations to the Compensation Committee with respect to compensation for NEOs other than themselves. The Compensation Committee then makes the final determination.

Base Salary. Base salaries for NEOs in 2020 were unchanged from 2019, except for Mr. Baio, who was promoted to Executive Vice President in 2019.

Mr. Rob Berkley’s annual salary was set at $1 million effective June 1, 2016 in conjunction with his transition into the CEO role. His salary has not increased since then, at his request.

Mr. Wm. Berkley has received a base salary of $1 million since January 1, 2000; his salary has not increased since then, at his request.

Mr. Shiel’s base salary was set at $650,000 in 2015 and has remained the same since that time. Ms. Sgaglione’s base salary was set at $650,000 in 2017 and has remained the same since that time. Mr. Baio’s annual base salary for 2020 was increased to $650,000, $20,000 more than 2019, to bring his salary in line with the other NEOs who are executive vice presidents.

Executive Chairman’s Compensation Reflects the Importance of His Ongoing Role

As Executive Chairman, Mr. Wm. Berkley maintains an active and significant presence in the Company. He continues to provide executive services to the Company by working with senior management to source, evaluate and implement strategic business and investment opportunities that promote long-term stockholder value creation. He was instrumental in developing our total return investment strategy and in identifying opportunities that have resulted in significant realized gains. In addition, he continues to work actively to recruit and develop talent, enhance intellectual capital and corporate culture and provide corporate memory. In conjunction with the CEO, he directs government and industry outreach to inform public policy, provides industry thought leadership and contributes to stockholder outreach. He also provides direction concerning strategic leadership issues.

Nevertheless, his compensation has decreased by 30% since 2015, reflecting the increasing responsibilities of Mr. Rob Berkley in managing the operations of the Company since assuming the CEO role. The Compensation Committee considers the level of Mr. Wm. Berkley’s compensation annually.

Compensation values are based on 2020 base salary, the annual cash incentive award payment for 2020, the potential maximum value of the LTIP award for the 2020-2024 performance period, and the potential maximum value of the 2020 performance-based RSU grant.

Name	2020 Annual Base Salary	2019 Annual Base Salary

Mr. Rob Berkley	$1,000,000	$1,000,000

Mr. Wm. Berkley	$1,000,000	$1,000,000

Mr. Baio	$650,000	$630,000

Ms. Sgaglione	$650,000	$650,000

Mr. Shiel	$650,000	$650,000

56	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Awards.

After the close of the year, the Compensation Committee, with the input of the CEO and the Executive Chairman and performance information for the Company’s compensation peer group provided by Meridian, evaluated the Company’s performance across all established measures. Overall, the Compensation Committee determined that the Company’s performance in 2020 was good despite the current economic conditions and the low interest rate environment.

For awards for the CEO and Executive Chairman, the Compensation Committee considered ROE and the supplemental performance measures set forth below, taking into account the Company’s financial performance for the current year, financial performance compared to peers and contributions to long-term value creation.

The CEO and the Executive Chairman made recommendations to the Compensation Committee concerning annual incentive payments for the NEOs other than themselves. These awards were based on an evaluation of the Company’s ROE and supplemental performance measures (primarily in comparison to the compensation peer group and industry), and the award levels relative to prior-year award payouts. Each NEO’s individual accomplishments and contributions to the Company’s results were also evaluated. This additional subjective evaluation is not based on any specific pre-determined criteria and generally will not impact the award levels, either positively or negatively, except in cases of extraordinary performance. No adjustments based on extraordinary individual performance were made to the annual cash incentive award amounts. The Compensation Committee also considered the resiliency of the Company’s operations in this current economic environment and the smooth execution of the Company’s business continuity program.

2021 Proxy Statement	57

COMPENSATION DISCUSSION AND ANALYSIS

Observations regarding performance in relation to the principal criteria considered by the Compensation Committee to assist its annual cash incentive award decision-making are summarized in the table below:

	Objective	2020 Observations	2020 Performance

ROE (1)	15% ROE over the long term	The economy was significantly weakened by the COVID-19 pandemic, a high level of industrywide catastrophe losses and extremely low interest rates offset by profitable growth in an improving rate environment.	8.7% compared to 12.5% in 2019

Combined Ratio	95% or less (absent a major catastrophe) and better than the industry average over the long term	Sound underwriting results on an absolute basis and relative to the industry. Outperformance versus industry continued in 2020. The Company’s combined ratio was 4.4 points better than the property casualty insurance industry of 99.3%. (2)	94.9% compared to 93.8% in 2019 (and 4.4 points better than industry)

Net Investment Income	Stable fixed-maturity portfolio income and higher long-term alternative asset yield	Fixed-maturity income declined as the Company shortened the portfolio duration and maintained a high allocation to cash to manage interest rate risk. The fixed-maturity portfolio is positioned to manage the uncertain interest rate environment with a duration of 2.4 years and an average rating of AA-. Income from alternative assets was strong and partially offset the decline in income from the fixed-maturity portfolio.	$584M compared to $646M in 2019; Fixed-maturity yield 2.7%

Net Realized Gains On Investment Sales	A regular stream of capital gains from alternative investments, within acceptable risk limits	The Company realized gains on the sales of certain investments, including the sale of a real estate asset in New York.	$99M compared to $35M in 2019 (pre-tax)

Earnings Per Share	Year over year growth	EPS decreased compared to 2019 due to losses associated with the COVID-19 pandemic.	$2.81 compared to $3.52 in 2019

Growth in Book Value Per Share Before Dividends and Share Repurchases	Year over year growth before changes in accumulated other comprehensive income (“AOCI”)	Positively affected by earnings and net realized gains on investment sales, despite losses associated with the COVID-19 pandemic. The strong growth exceeded ROE and was consistent with expectations.	10.5% growth compared to 17.3% in 2019

Investments In New Businesses and Opportunities	Creatively address new businesses and opportunities when market conditions permit	Launched Lifson Re Ltd. as a special purpose insurer registered in Bermuda.	Launched Lifson Re

Management Consistency	Stability among senior management and smooth transitions	Effected smooth successions in key leadership positions. Continued to enhance management, leadership and succession development programs. Company response to COVID-19 pandemic indicated operational resiliency and strong utilization of the business continuity program.	No unplanned turnover in senior positions

(1)	ROE data based on beginning of year stockholders’ equity.
(2)	Property casualty insurance industry combined ratio data from A.M. Best.

The Company’s 2020 ROE was more stable than the peer group, contributing to a three-year average ROE that ranked in the 94th percentile of our compensation peer group.

The annual cash incentive awards paid for 2020 are summarized in the table below:

Name	2020 Annual Cash Incentive Award	2019 Annual Cash Incentive Award	Change From 2019

Mr. Rob Berkley	$2,700,000	$3,000,000	(10%)

Mr. Wm. Berkley	$2,700,000	$3,000,000	(10%)

Mr. Baio	$525,000	$525,000	0%

Ms. Sgaglione	$500,000	$500,000	0%

Mr. Shiel	$500,000	$500,000	0%

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives.

In general, the performance-based RSU awards, as well as the LTIP awards, are sized taking into consideration (i) that the purpose of the awards is primarily to incentivize future performance rather than to differentiate and reward immediate past performance, so they will not vary significantly in grant date terms from year to year and (ii) NEOs with similar level of responsibility receive similarly sized awards.

Performance-Based Restricted Stock Units. RSU awards with performance-based vesting conditions were made to our NEOs in 2020. Each of the NEOs received a target number of performance-based RSUs divided into three tranches. Each tranche may be earned based on the Company’s three-year average ROE performance for the three-year periods ending on each of June 30, 2023, 2024, and 2025, compared to the rate on the five-year U.S. Treasury Note (“T-Note”) as of July 1, 2020, as follows:

Excess ROE (1) ( i.e. , Average ROE Less the T-Note Rate)	Percentage of Target RSUs That Will Be Earned

Less than 500 basis points	0%

500 basis points	80%

633 basis points	90%

766 basis points	100% (target)

900 or more basis points	110%

(1)	For any Excess ROE performance between 500 and 900 basis points, linear interpolation will be used to determine the vesting fraction. For performance-based RSU awards, “Average ROE” is defined as net income from continuing operations divided by beginning-of-year stockholders’ equity, measured quarterly and averaged over the performance period.

The Compensation Committee chose ROE as the performance measure for 2020 performance-based RSU awards because it is a key performance indicator in our industry closely watched by investors. The Compensation Committee believes that using ROE for both these performance-based RSUs and as a primary metric to determine annual cash incentive awards is appropriate because the metric is well aligned with stockholder interests and because the Compensation Committee believes there is adequate balance with other performance criteria in both the Annual Incentive Compensation Plan (through the Compensation Committee’s use of negative discretion and review of multiple supplemental measures) and the long-term plan (with the LTIP focus on book value). The Compensation Committee decided to keep the same payout scale for the 2020 awards that has been used since 2015. Under this payout scale, any excess ROE less than 500 basis points over the July 1 T-Note rate, for the year of grant, would result in no payout.

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COMPENSATION DISCUSSION AND ANALYSIS

In 2020, the target number of performance-based RSU awards to our NEOs were as follows (more detail is found in the 2020 Grants of Plan-Based Awards table on pages 69-70):

Name	Target Number of 2020 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2020 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2019 Performance-Based RSUs Awarded

Mr. Rob Berkley	53,049	$3,250,000	$3,250,006

Mr. Wm. Berkley	53,049	$3,250,000	$3,250,006

Mr. Baio	7,754	$ 475,000	$ 475,000

Ms. Sgaglione	7,754	$ 475,000	$ 475,000

Mr. Shiel	7,754	$ 475,000	$ 475,000

In 2020, the following performance-based RSU grants vested at 110% of target level performance: (i) the third tranche of the 2015 grant, (ii) the second tranche of the 2016 grant and (iii) the first tranche of the 2017 grant. All of these vested awards have been mandatorily deferred. (More detail is found in the Stock Vested in 2020 table on page 72).

LTIP Awards. Cash-denominated LTIP awards were granted in 2020 and will be earned based on growth in book value per share over the 2020-2024 period. The 2020 awards were structured similarly to awards made in prior years: units have no value at grant, but may gain in value during the subsequent five-year period based on growth in book value per share. If book value per share were to remain unchanged or decrease at the end of the five-year period, the earned value of an award would be zero. For the 2020 awards, the maximum LTIP unit value of $100 will be earned only for a 12.5% average annual increase in book value per share (as defined in the 2020 LTIP agreement), which implies a value for book value per share of $61.17 (from an opening value of $33.94), by the end of 2024. The Compensation Committee elected to set the performance requirement at 12.5% for the 2020 LTIP award, as it did in 2019, given the extended period of historically low interest rates. The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other factors and believes this performance hurdle is appropriate because it:

➣	Represents a challenging performance goal relative to actual book value per share growth in recent years to achieve the potential maximum value;

➣	Reflects the current operating environment for property casualty insurance companies; and

➣	Motivates our NEOs to pursue long-term goals aligned with stockholders’ interests while avoiding incentives for our NEOs to take excessive risks in the prevailing low interest rate environment.

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COMPENSATION DISCUSSION AND ANALYSIS

In 2020, the NEOs were granted LTIP awards in the following amounts (more detail is found in the 2020 Grants of Plan-Based Awards table on pages 69-70):

Name	Number of 2020 LTIP Units Granted	Number of 2019 LTIP Units Granted

Mr. Rob Berkley	35,000	35,000

Mr. Wm. Berkley	35,000	35,000

Mr. Baio	4,500	4,500

Ms. Sgaglione	4,500	4,500

Mr. Shiel	4,500	4,500

The 2020 LTIP award amounts remained the same as the amounts awarded in 2019.

The levels of performance required to produce a maximum payout have proven to be rigorous and challenging in recent years. For the last four completed LTIP cycles, the payouts as a percentage of maximum potential value were as follows:

	2013 – 2017 Cycle	2014 – 2018 Cycle	2015 – 2019 Cycle	2016 –2020 Cycle

Payout (% of Maximum)	80%	84%	100%	93%

For LTIP awards currently outstanding, the accrued payout values as of December 31, 2020 as a percentage of the maximum potential value are summarized as follows:

	2017 – 2021 Cycle	2018 – 2022 Cycle	2019 – 2023 Cycle	2020 – 2024 Cycle

Years Completed in 5-Year Cycle	4	3	2	1

Accrued Value as of December 31, 2020 (% of Maximum)	66.6%	47.9%	24.5%	10.1%

Accruals for amounts earned under open LTIP cycles are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the year that the amounts are earned (as required by SEC rules, even though the awards are not paid out until the end of the cycle, and may be forfeited). The values for 2020 in the Summary Compensation Table on pages 68-69 include amounts earned in 2020 under the five performance cycles that were open during the year.

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COMPENSATION DISCUSSION AND ANALYSIS

Severance and Change in Control Benefits

The Company generally does not have any contracts, agreements, plans or arrangements that provide for severance or similar payments to the NEOs at, following, or in connection with any termination of employment (other than the benefits noted above in the discussion of the Executive Chairman’s Supplemental Benefits Agreement). However, the following agreements provide for certain benefits upon specific termination events:

Termination Event	Treatment

Death or Disability

➣ Legacy Time-Vested RSUs: Vest pro-rata based on the portion of the vesting period completed.

➣ Performance-Based RSUs: Vest pro-rata based on the portion of the performance period completed, assuming target performance.

➣ LTIP: Earned value determined as of the last completed fiscal year-end, and distributed in cash within 90 days.

Termination for Cause	➣ All Awards: Forfeit unvested portion.
Other Termination (For change in control, see paragraphs below)

➣ Legacy Time-Vested RSUs: Forfeit unvested portion unless vesting is accelerated by the Compensation Committee upon retirement.

➣ Performance-Based RSUs: Forfeit unvested portion.

➣ LTIP: For termination due to eligible retirement or by the Company for other than cause, earned value determined as of the last completed fiscal-year end, and distributed in cash within 90 days. For other terminations, forfeit.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers, including the NEOs. Therefore, the Compensation Committee believes that appropriate change in control provisions are important tools for aligning executive officers’ interests with those of stockholders, in change in control scenarios. These provisions allow our executive officers to focus on strategic transactions that are in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

RSU and LTIP awards include “double trigger” treatment upon a change in control. If the holder’s employment is terminated by the Company without “cause” or by the holder for “good reason” (each as defined in the award agreements) within 18 months following the change in control, the unvested RSUs will vest (in an amount corresponding to an assumed achievement of “target” performance, for performance-based RSUs) and the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the termination. However, in the limited circumstances that LTIP awards are not assumed or substituted in connection with a change in control, then the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change in control.

For additional detail, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 73-76 below.

62	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Other Policies and Considerations

The Company maintains other policies and practices related to executive compensation and governance, including the following:

➣	Stock Ownership. Our NEOs are required to hold shares in the following amounts:

–	CEO: 10 times base salary

–	Executive Chairman: 10 times base salary

–	Other NEOs: 3 times base salary

The Board’s policy requires significant stock ownership by our NEOs, and prohibits pledging of shares used to satisfy our NEO stock ownership requirements.

All of our NEOs hold stock well in excess of their guideline amounts as noted in the following table.

Eligible Shares Owned for Purposes of Stock Ownership Guidelines

Name	Guideline	Guideline (# of Shares)(1)	Eligible Shares Owned – as of 4/19/2021(2)	Eligible Shares Owned (% of Guideline)

Mr. Rob Berkley	10x base salary	123,824	2,317,425	1,872%

Mr. Wm. Berkley	10x base salary	123,824	29,384,435	23,731%

Mr. Baio	3x base salary	24,146	65,129	270%

Ms. Sgaglione	3x base salary	24,146	71,828	297%

Mr. Shiel	3x base salary	24,146	405,043	1,677%

(1)	Based on the April 19, 2021 closing stock price of $80.76 as reported by the NYSE.
(2)	Based on shares that are owned by the NEO (as described below), less any pledged shares.

Shares counting toward meeting these ownership guidelines include: shares that are owned by the executive; shares that are beneficially owned by the executive, such as shares in “street name” through a broker or shares held in trust; shares underlying unvested legacy time-vested RSUs or vested deferred RSUs; and other unvested or vested deferred equity awards denominated in common stock, excluding pledged shares and unvested performance-based RSUs. An executive has five years from the date of becoming an NEO to come into compliance with the guidelines.

➣

Tax and Accounting Considerations. When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its executives. As a result of passage of the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”), compensation in excess of $1 million paid to our NEOs (including our Chief Financial Officer) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee does not limit executive compensation to the amount deductible under the Code. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As noted above, RSU

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COMPENSATION DISCUSSION AND ANALYSIS

awards are mandatorily deferred upon vesting, so tax-deductibility of awards granted prior to November 2, 2017 may be preserved even for legacy time-vested awards based on grandfathering of the agreements.

Section 409A of the Code requires programs that allow executives to defer a portion of their current income — such as the Deferred Compensation Plan for Officers — to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including its NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, which requires the Company to recognize compensation expense for share-based payments (including RSUs).

64	W. R. Berkley Corporation

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee

Mary C. Farrell, Chairwoman

Ronald E. Blaylock

Mark E. Brockbank

Leigh Ann Pusey

April 27, 2021

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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DISCUSSION OF RISK AND COMPENSATION PLANS

Discussion of Risk and Compensation Plans

The Company has implemented a variety of practices, policies, and incentive design features that are intended to ensure that employees are not encouraged to take unnecessary or excessive risks. As a result, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. These practices, policies and incentive design features include:

➣	Multi-year equity vesting and multi-year performance periods (discussed on pages 49-51 of this proxy statement).

➣	Non-formulaic performance-based annual cash incentive awards (discussed on pages 45-49 of this proxy statement).

➣	Clawback practices (discussed on pages 50-51 of this proxy statement).

➣	Stock ownership guidelines for NEOs (discussed on page 63 of this proxy statement).

➣	Review of pledging of shares by Executive Chairman (discussed below).

➣	Unsecured and unfunded deferred compensation program (discussed on page 51 of this proxy statement).

➣	Prohibition on hedging and restrictions on pledging of shares held by executives (discussed on page 51 of this proxy statement).

➣	Mandatory deferral of vested RSUs (with shares not being delivered until separation from service) for all NEOs and other senior officers (discussed on page 50 of this proxy statement).

As part of its contribution to risk oversight, the Compensation Committee annually reviews the pledging of shares by the Executive Chairman and reports to the Board of Directors. The Compensation Committee has noted that Mr. Wm. Berkley:

1)  Has not sold a share of the Company’s stock since 1969, other than in connection with cashless exercises of stock options or to cover taxes on vested restricted stock units from time to time,

2)  Has a strong track record of managing his pledged shares, through all economic environments, including the 2008-2009 financial crisis; he has never been required to sell any shares.

Our policy prohibits pledging of

shares used in fulfillment of stock

ownership guidelines. No NEO other than Mr. Wm. Berkley who is our founder and Executive Chairman has ever pledged any shares. The pledging is a unique circumstance given that he is the Company’s founder and served as its Chairman for over 50 years.

His pledging actions are not designed to shift or hedge any economic risk associated with his ownership of the Company’s shares. He has pledged shares from time to time because he did not want to reduce his significant ownership stake and weaken his alignment with the Company’s stockholders.

66	W. R. Berkley Corporation

DISCUSSION OF RISK AND COMPENSATION PLANS

Mr. Wm. Berkley has significantly reduced the number of shares pledged over the past few years. This reduction in his pledged holdings totals approximately 19.1 million shares, or an approximately 69% decline, since 2011, including approximately 4.5 million shares since 2017. Moreover, his unpledged holdings total more than 29 million shares with an approximate market value of $2.37 billion as of April 19, 2021, which represents 237 times the Company’s stock ownership guidelines for the Executive Chairman. The Compensation Committee and the Board of Directors review this issue annually and are comfortable that, due to Mr. Wm. Berkley’s overall financial position, including the approximately 29 million unpledged shares that represent more than 77% of his total ownership, his pledging of a portion of his shares does not create a material risk to the Company. Recognizing the steps Mr. Wm. Berkley has taken to significantly reduce the number of his pledged shares and his very substantial amount of unpledged shares, the Compensation Committee has determined that requiring Mr. Wm. Berkley to eliminate his pledging could have an adverse impact on the Company and its stockholders if he were to sell the shares as a result. Accordingly, the Compensation Committee reaffirmed its belief that it would be counterproductive for the Company's Executive Chairman to sell shares of the Company to further reduce his pledged shares.

Shares pledged represent 4.6% of total shares outstanding as of April 2021, down from 13.0% as of March 2011.

2020 Awarded Compensation

The following table is a supplement to the Summary Compensation Table on pages 68-69. This table sets forth the 2020 cash and non-cash compensation awarded to the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the three other highest paid executive officers of the Company. The required disclosure in the Summary Compensation Table on pages 68-69 sets forth the cash and non-cash compensation awarded to and earned by such executives during 2020.

2020 Awarded Compensation

Name and Principal Position	Salary ($)	Bonus ($)	RSU Awards ($)(1)	LTIP Awards ($)(2)	Total ($)
W. Robert Berkley, Jr.	1,000,000	2,700,000	3,575,058	3,500,000	10,775,058
President and Chief
Executive Officer
William R. Berkley	1,000,000	2,700,000	3,575,058	3,500,000	10,775,058
Executive Chairman of the Board
Richard M. Baio	650,000	525,000	522,529	450,000	2,147,529
Executive Vice President —
Chief Financial Officer
James G. Shiel	650,000	500,000	522,529	450,000	2,122,529
Executive Vice President —
Investments
Lucille T. Sgaglione	650,000	500,000	522,529	450,000	2,122,529
Executive Vice President

(1)	Represents the potential maximum value of performance-based RSUs granted in 2020.
(2)	Represents the potential maximum value of LTIPs granted in 2020.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to and earned during 2020 by the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the three other highest paid executive officers of the Company in 2020, 2019 and 2018.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)

W. Robert Berkley, Jr.	2020	1,000,000	—	3,575,058	4,999,850	407,820	(5)(6)	9,982,728
President and Chief	2019	1,000,000	—	3,575,014	5,939,145	503,772		11,017,931
Executive Officer	2018	1,000,000	—	3,575,022	6,707,250	570,589		11,852,862

William R. Berkley	2020	1,000,000	—	3,575,058	4,999,850	578,948	(5)(6)	10,153,856
Executive Chairman	2019	1,000,000	—	3,575,014	6,154,926	559,084		11,289,025
of the Board	2018	1,000,000	—	3,575,022	7,192,950	557,869		12,325,841

Richard M. Baio	2020	646,667	—	522,529	755,240	52,153	(6)	1,976,589
Executive Vice President —	2019	625,000	—	522,564	786,551	56,730		1,990,846
Chief Financial Officer	2018	591,667	—	440,063	792,645	53,730		1,878,105

James G. Shiel	2020	650,000	—	522,529	795,695	52,420	(6)	2,020,644
Executive Vice President —	2019	650,000	—	522,564	902,551	58,980		2,134,095
Investments	2018	650,000	—	522,531	1,032,155	58,980		2,263,667

Lucille T. Sgaglione	2020	650,000		522,529	783,013	52,210	(6)	2,007,752
Executive Vice President	2019	650,000	500,000	522,564	339,345	58,822		2,070,731
	2018	650,000	500,000	522,531	405,023	58,980		2,136,534
(1)	This column reflects each NEO’s principal position as of the date of this proxy statement.
(2)	Any amounts deferred, whether pursuant to a plan established under Section 401(k) of the Code or otherwise, are included for the year in which earned.
(3)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

For 2020, all of the stock awards reported in the Stock Awards column are performance-based RSUs. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported by the NYSE on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 22 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which depends on the extent to which the RSUs are earned and the market value of the Company’s common stock on a date in the future when the RSUs are settled.

(4)

This column includes the dollar amount of annual cash incentive awards earned by Messrs. Rob Berkley, Wm. Berkley, Baio and Shiel and Ms. Sgaglione for performance during 2020 under the Annual Incentive Compensation Plan of $2.7 million, $2.7 million, $0.525 million, $0.5 million and $0.5 million, respectively. These awards were paid in March 2021. This column also includes the dollar amounts contingently earned during 2020 with respect to awards granted to each of the NEOs prior to 2021 pursuant to the LTIP, subject to the terms and conditions of the individual LTIP agreements. See the 2020 Grants of Plan-Based Awards table below for information relating to the Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.

(5)

This amount includes (i) Company director fees of $93,000 and 3,483 vested shares of the Company’s common stock awarded to directors on June 12, 2020, having a grant date fair value of $200,046 (calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the day preceding the date of grant), payable to each of Messrs. Rob Berkley and Wm. Berkley; (ii) the incremental cost to the Company related to personal use of Company-owned aircraft by Mr. Rob Berkley of $34,354 and Mr. Wm. Berkley of $89,237; and (iii) for Mr. Wm. Berkley only, secretarial and administrative assistant expenses of $116,456. To increase productivity and for reasons of security and personal safety, the Board of Directors has required Messrs. Rob Berkley and Wm. Berkley to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental

68	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses.

(6)

For Messrs. Rob Berkley, Wm. Berkley, Baio and Shiel and Ms. Sgaglione, this amount includes Company contributions to the Profit Sharing Plan of $22,800 each, and payments under the Benefit Replacement Plan of $57,200, $57,200, $28,933, $29,200, and $29,200, respectively. For each of Messrs. Rob Berkley, Baio and Shiel this amount includes premiums of $420 for term life insurance and for Mr. Wm. Berkley and Ms. Sgaglione it includes premiums of $210 for term life insurance. Pursuant to SEC rules, dividend equivalents on vested and deferred RSUs are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards (and such dividend equivalents have been excluded from the amounts reported under the column “All Other Compensation”).

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs in 2020 (portions of which are reflected to the extent required in the Summary Compensation Table):

2020 Grants of Plan-Based Awards

Name	Units (#)	Plan Name (Grant Date)	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)		Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance- Based RSU Awards(3) ($)
					Threshold (#)	Target (#)	Maximum (#)
W. Robert Berkley, Jr.		Annual Incentive Compensation Plan	10,000,000	(1)
	35,000	2019 Long Term Incentive Plan	3,500,000	(2)
	53,049	2018 Stock Incentive Plan (08/15/2020 Grant Date)			42,439	53,049	58,354	3,575,058
William R. Berkley		Annual Incentive Compensation Plan	10,000,000	(1)
	35,000	2019 Long Term Incentive Plan	3,500,000	(2)
	53,049	2018 Stock Incentive Plan (08/15/2020 Grant Date)			42,439	53,049	58,354	3,575,058
Richard M. Baio		Annual Incentive Compensation Plan	707,297	(1)
	4,500	2019 Long Term Incentive Plan	450,000	(2)
	7,754	2018 Stock Incentive Plan (08/15/2020 Grant Date)			6,203	7,754	8,529	522,529
James G. Shiel		Annual Incentive Compensation Plan	707,297	(1)
	4,500	2019 Long Term Incentive Plan	450,000	(2)
	7,754	2018 Stock Incentive Plan (08/15/2020 Grant Date)			6,203	7,754	8,529	522,529
Lucille T. Sgaglione		Annual Incentive Compensation Plan	707,297	(1)
	4,500	2019 Long Term Incentive Plan	450,000	(2)
	7,754	2018 Stock Incentive Plan (08/15/2020 Grant Date)			6,203	7,754	8,529	522,529
(1)

Because of the nature of these awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table. These amounts represented the potential maximum value of the annual cash incentive awards for 2020 under the Annual Incentive Compensation Plan (“AICP”), which was, for each of Messrs. Rob Berkley and Wm. Berkley, 1.5% of the Company’s pre-tax income, as defined in the AICP and for each of Messrs. Baio and Shiel and Ms. Sgaglione, 0.1% of the Company’s pre-tax

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EXECUTIVE COMPENSATION

income as defined in the AICP, in each case subject to a cap of $10 million per individual. The amount of annual cash incentive award actually awarded for the year, however, is determined by the Compensation Committee, which may exercise discretion to pay less (but not more) than the maximums. For 2020, the Compensation Committee exercised its discretion to award lesser amounts under the plan and the actual amount of annual cash incentive awards paid to Messrs. Rob Berkley, Wm. Berkley, Baio and Shiel performance during 2020 under the AICP was $2.7 million, $2.7 million, $0.525 million, $0.5 million and $0.5 million, respectively (representing 27.0%, 27.0%, 74.2%, 70.7% and 70.7%, respectively, of their maximum potential awards), and such amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Each of these LTIP awards had no value at the time of grant. Because of the nature of the LTIP award design, there is no target or minimum threshold performance level. As such, the “Threshold” and “Target” columns have been omitted from this table. In order to earn the maximum value for each LTIP unit, a 12.5% average annual increase in book value per share, as defined in the LTIP agreement, must be attained over the five-year period. The future payout value for each LTIP unit is determined by multiplying the amount by which the ending per-share book value of the Company’s common stock exceeds the beginning per-share book value of the Company’s common stock over the five-year performance period by a factor of 3.673, subject to a maximum per-LTIP unit value of $100.00. The aggregate dollar value of the award to each NEO at payout will be the product of that per-LTIP unit value and the number of LTIP units awarded to the NEO. The dollar value of the awards will be paid to the executives at the end of the five-year performance period, subject to earlier payout of the earned value (i) upon death or a termination of employment on account of disability or eligible retirement, by the Company without cause, or, following a change in control, by the NEO for good reason, or (ii) upon a change in control if the LTIP units are not assumed or substituted in connection with such change in control, in each case where such earned value will be based on the per-LTIP unit value as of the end of the fiscal year immediately preceding the year in which such death, termination or change in control occurs. An NEO’s LTIP units will be forfeited if certain continued employment conditions are not satisfied through the end of the performance period. An NEO’s LTIP units may also be forfeited or subject to recapture if such executive engages in misconduct or violates certain provisions of the award during the performance period and for two years following the end of the performance period.

(3)

This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The performance-based RSUs provide an opportunity for NEOs to receive shares of the Company’s common stock if a performance measure is met for three separate three-year performance periods (over five years) beginning in 2020, 2021, and 2022. For each performance period, if the minimum performance measure is not met, no award is earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the date of grant. These performance-based RSUs vest, to the extent earned, at the end of each three-year performance period, with a total period of five years required for awards to vest in full. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). For additional information regarding performance-based RSUs, see above under the heading “Compensation Discussion and Analysis — Additional Design Information — Long Term Incentives” on pages 49-51.

For additional information relating to the valuation assumptions with respect to the grants, refer to note 22 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be received by the NEOs.

Outstanding Equity Awards

The following table provides information on the holdings of unvested stock awards by the NEOs as of December 31, 2020. This table includes only stock awards, as no NEO held any option awards as of December 31, 2020. Each equity grant is shown separately for each NEO. The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2020, which was $66.42 as reported on the NYSE.

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Outstanding Equity Awards at Fiscal 2020 Year-End

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

W. Robert Berkley, Jr.	08/05/2016			27,738(1)	1,842,358

	08/15/2017			47,325(1)	3,143,327

	08/15/2018			63,843(1)	4,240,452

	08/15/2019			45,849(1)	3,045,291

	08/15/2020			53,049(1)	3,523,515

William R. Berkley	08/05/2016			27,738(1)	1,842,358

	08/15/2017			47,325(1)	3,143,327

	08/15/2018			63,843(1)	4,240,452

	08/15/2019			45,849(1)	3,045,291

	08/15/2020			53,049(1)	3,523,515

Richard M. Baio	08/05/2016			2,561(1)	170,102

	08/15/2017			4,734(1)	314,432

	08/15/2018			7,859(1)	521,995

	08/15/2019			6,701(1)	445,080

	08/15/2020			7,754(1)	515,021

James G. Shiel	08/05/2016			4,055(1)	269,333

	08/15/2017			6,918(1)	459,494

	08/15/2018			9,332(1)	619,831

	08/15/2019			6,701(1)	445,080

	08/15/2020			7,754(1)	515,021

Lucille T. Sgaglione	08/05/2016			2,988(2)	198,463

	08/15/2017			6,918(1)	459,494

	08/15/2018			9,332(1)	619,831

	08/15/2019			6,701(1)	445,080

	08/15/2020			7,754(1)	515,021
(1)

Represents performance-based RSUs, which represent the right to receive one share of common stock, subject to vesting and continued employment requirements. These performance-based RSUs will vest, to the extent earned, at the end of one remaining three-year performance period (over five years) for awards granted in 2016, at the end of two remaining separate three-year performance periods (over five years) for awards granted in 2017, and at the end of three separate three-year performance periods (over five years) for awards granted in 2018, 2019 and 2020, provided the NEO remains employed by the Company on the relevant vesting date. For each performance period, at least a portion of these performance-based RSUs will be earned if a minimum performance requirement is met for that performance period. If the minimum performance requirement is not met, no award will be earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). The number of the performance-based RSUs reported in the table above have been calculated based on target performance level.

(2)

Represents RSUs, which represent the right to receive one share of common stock, subject to vesting and continued employment requirements. The RSUs granted to Ms. Sgaglione in 2016 will vest in one remaining installment on the fifth anniversary of its grant date, provided that Ms. Sgaglione remains employed by the Company on the vesting date. The vested RSUs are mandatorily deferred until 90 days following Ms. Sgaglione’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). If Ms. Sgaglione separates from service prior to the vesting date on account of death, disability or as otherwise determined by the Compensation Committee, a pro rata share of the number of RSUs granted to her shall vest and be distributed to her generally 90 days (or in some cases, six months) following such termination date. Upon a separation from service for any other reason prior to vesting, all unvested RSUs will expire and be forfeited for no consideration. In addition, vested RSUs may be subject to recapture by the Company in certain circumstances. As such,

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Ms. Sgaglione may never realize the full value of these RSUs if such forfeiture or recapture occurs. In the event of a change in control of the Company (as defined in the RSU agreements), all RSUs would vest in full and the shares of common stock underlying each RSU would be delivered to Ms. Sgaglione. The Compensation Committee may generally accelerate the vesting of any or all RSUs at any time. These amounts do not include vested RSUs, the receipt of which has been mandatorily deferred.

Option Exercises and Stock Vested

We have not awarded stock options since 2004. No NEO holds any option awards, and during the year ended December 31, 2020, no NEO exercised any stock options. The following table shows the stock awards (i.e., RSUs) that vested for all the NEOs during 2020.

Stock Vested in 2020

Name	Number of Shares (RSUs) Acquired on Vesting(#)		Pre-Tax Value Realized on Vesting($)

W. Robert Berkley, Jr.	85,036	(1)	5,257,232	(1)

William R. Berkley	104,764	(1)	6,481,749	(1)

Richard M. Baio	7,250	(1)(2)	447,912

James G. Shiel	12,650	(1)	782,123	(1)

Lucille T. Sgaglione	9,185	(2)	567,051
(1)

Represents the aggregate of performance-based RSUs granted on August 5, 2015 and August 5, 2016 that vested at 110% of target level of performance on August 5, 2020 and granted on August 15, 2017 that vested at 110% of target level of performance on August 15, 2020 (for which the receipt of the vested shares has been mandatorily deferred until the earlier of the respective NEO’s separation from service or a change of control, except for shares withheld to pay Medicare taxes), when the market price of the Company’s stock was $62.070 per share on August 5, 2020 and $61.265 per share on August 17, 2020. For additional information regarding the deferred RSUs held by the NEOs as of December 31, 2020, see “—Nonqualified Deferred Compensation” below.

(2)

For Mr. Baio, includes 1,830 RSUs granted on August 5, 2015, and for Ms. Sgaglione represents 2,393 RSUs granted on August 5, 2015 and 2,988 RSUs granted on August 5, 2016, in each case that vested on August 5, 2020 when the market price of the Company’s stock was $62.070 per share. For additional information regarding the deferred RSUs held by Mr. Baio and Ms. Sgaglione as of December 31, 2020, see “ — Nonqualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

The table below provides information on the year-end balances of amounts deferred in prior years by the NEOs under the Deferred Compensation Plan for Officers.

Non-Qualified Deferred Compensation for 2020

Name	Executive Contributions in last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(1)(2)

W. Robert Berkley, Jr.	—	—	—

William R. Berkley	—	38,989	2,840,985

Richard M. Baio	—	—	—

James G. Shiel	—	22,378	1,630,596

Lucille T. Sgaglione	—	2,397	174,671

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EXECUTIVE COMPENSATION

(1)	These amounts are accrued, but are not secured or funded by the Company.
(2)

Does not include the following vested RSUs (the receipt of which has been mandatorily deferred until the earlier of the respective NEO’s separation from service or a change in control): Mr. Rob Berkley — 1,117,746 RSUs; Mr. Wm. Berkley — 3,088,865 RSUs; Mr. Baio — 56,398 RSUs; Mr. Shiel — 244,636 RSUs, and Ms. Sgaglione — 65,417 RSUs. These RSUs are fully vested, but delivery of the underlying shares has been mandatorily deferred until the NEO’s separation of service from the Company in order to align the NEO’s financial interests with those of the Company’s stockholders during the NEO’s employment.

The amounts set forth in the table above were deferred pursuant to the Company’s Deferred Compensation Plan for Officers in which the NEOs were eligible to participate on a voluntary basis. Under the plan, participants were able to elect to defer all or a portion of their base salary, annual cash incentive award, and excess profit sharing contribution for any year. Amounts deferred will accrue at a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts were able to be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). For 2020, the Compensation Committee agreed to accrue interest on the deferred amounts at the rate of one-year LIBOR plus 50 basis points. The Deferred Compensation Plan for Officers was frozen as of January 1, 2021. The Board is evaluating how to restructure the plan to improve the plan’s benefits, while lowering its cost to the Company.

Potential Payments Upon Termination or Change in Control

Except as described in “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above with respect to RSUs and LTIP awards, the Company does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. None of the NEOs has an employment agreement with the Company, and none of them, other than Mr. Wm. Berkley, has a change in control agreement with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a change in control had occurred or if an NEO’s employment had terminated on December 31, 2020. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

During the two-year period following Mr. Wm. Berkley’s termination as provided in the Supplemental Benefits Agreement or, if longer, the period that he performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of a Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Wm. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $639,000 per annum, and that the cost associated with the benefits to be provided upon request would be $204,000 per annum. After his termination, Mr. Wm. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the actuarial present value of the cost

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EXECUTIVE COMPENSATION

to be $381,000. The estimated benefit to Mr. Wm. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change in control occurring on December 31, 2020, does not include any gross-up as provided under the agreement because Mr. Wm. Berkley would not have been subject to the excise tax under Section 4999 of the Code.

The Supplemental Benefits Agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Please see “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above (including the table on page 62), for a description of the effects, with respect to all the NEOs, of a change in control or termination of employment as described in the various plan documents.

The following table provides the value, based upon the Company’s stock price, of RSUs that would become vested (but not the value of any already vested and deferred RSUs that would be settled), as well as the value of all performance units awarded under the LTIP (A) upon a change in control, (B) upon a change in control and termination, (C) if the NEO had died or become disabled or (D) if the NEO had a qualified retirement or was terminated by the Company for a reason other than cause, in each case as of December 31, 2020.

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EXECUTIVE COMPENSATION

Potential Termination or Change in Control Payments Under RSUs and the LTIP

Name	RSUs ($)(1)	LTIP ($)(2)	Total ($)

W. Robert Berkley, Jr.

Change in Control	—	—	—

Change in Control and Termination	15,794,942	6,186,950	21,981,892

Death or Disability	8,097,323	6,186,950	14,284,273

Qualified Retirement or Other than for Cause Termination	—	6,186,950	6,186,950

William R. Berkley

Change in Control	—	—	—

Change in Control and Termination	15,794,942	6,186,950	21,981,892

Death or Disability	8,097,323	6,186,950	14,284,273

Qualified Retirement or Other than for Cause Termination	—	6,186,950	6,186,950

Richard M. Baio

Change in Control	—	—	—

Change in Control and Termination	1,966,630	538,360	2,504,990

Death or Disability	924,919	538,360	1,463,279

Qualified Retirement or Other than for Cause Termination	—	538,360	538,360

James G. Shiel

Change in Control	—	—	—

Change in Control and Termination	2,308,759	795,465	3,104,224

Death or Disability	1,183,553	795,465	1,979,018

Qualified Retirement or Other than for Cause Termination	—	795,465	795,465

Lucille T. Sgaglione

Change in Control	—	—	—

Change in Control and Termination	2,237,889	738,150	2,976,040

Death or Disability	1,121,091	738,150	1,859,242

Qualified Retirement or Other than for Cause Termination	—	738,150	738,150
(1)

The amounts reported in this column include the value of performance-based RSUs, which (i) vest in full upon a termination of the NEO by the Company without cause or by the NEO for good reason, in each case within 18 months following a change in control of the Company, and (ii) vest pro-rata upon the NEO’s death or disability. For these purposes, pursuant to the individual award agreements, performance-based RSUs are deemed earned at the target level of performance.

(2)

The amounts reported in this column are based on the value of LTIP units on December 31, 2019, the end of the fiscal year immediately prior to the fiscal year in which the termination or change in control is deemed to have occurred for purposes of this table. Had a change in control and termination occurred on or after January 1, 2021, the LTIP value including the amount earned during 2020 would have been as follows for the NEOs: Mr. Rob Berkley — $5,220,250; Mr. Wm. Berkley — $5,220,250; Mr. Baio — $535,275; Mr. Shiel — $671,175; and Ms. Sgaglione — $671,175.

Certain of the NEOs participate in the Deferred Compensation Plan for Officers, which permitted the deferral of all or a portion of their base salary, annual cash incentive awards, and excess profit sharing contribution for any year. The last column of the Non-Qualified Deferred Compensation for 2020 table on pages 72-73 reports each NEO’s aggregate balance at December 31, 2020. The NEOs are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs, assuming a separation from service

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EXECUTIVE COMPENSATION

on December 31, 2020, would differ from those shown in the Nonqualified Deferred Compensation table for 2020 to some small degree to account for such interest. The Deferred Compensation Plan for Officers was frozen as of January 1, 2021. The Board is evaluating how to restructure the plan to improve the plan’s benefits, while lowering its cost to the Company. Mandatorily deferred RSUs that previously vested will be distributed to the recipient 90 days (or, in some cases, six months) following such separation from service.

Director Compensation

Our directors’ interests, like our management’s, are aligned with those of our stockholders through meaningful stock ownership. Continuing directors are granted shares of the Company’s common stock on an annual basis, constituting a substantial portion of their compensation, and such shares are required be held until the director is no longer a member of the Board. To further enhance alignment, our director stock ownership guidelines require directors with four or more years of tenure to own shares with a value equivalent to five times the annual stipend, or $420,000. Accordingly, all of our non-management directors with at least four years of service own shares in excess of the required amount, holding shares worth between 7 and 169 times their ownership guideline requirements, and several deferred cash fees into phantom stock shares.

For 2020, our directors were compensated in accordance with the following table:

Compensation Element*

Annual Stipend	$84,000, paid in four equal quarterly payments

Annual Equity Grant	Shares of the Company’s common stock representing $200,000, issued on the date of the Company’s Annual Meeting

Annual Stipend for Audit and Compensation Committee Members	$5,000

Annual Committee Chair Fee	$35,000 for each of the Audit and Compensation Committees

Board Meeting Fee	$1,500 for each meeting attended

Audit and Compensation Committee Meeting Fee	$1,000 for each substantive meeting attended

Stock Retention Guideline	Each director is to hold Annual Equity Grant shares until such time he or she is no longer serving as a member of the Company’s Board

Stock Ownership Guideline	Each director, within four years of becoming a director, is required to own an amount of the Company’s common stock equal to five times the Annual Stipend

*

During 2020, all compensation elements, except the Annual Equity Grant, may be deferred at the director’s option. At year-end 2020, the stock ownership of all directors with at least four years of tenure met or exceeded the amount required by the Stock Ownership Guidelines.

Throughout 2020, the Company also maintained the Deferred Compensation Plan for Directors pursuant to which directors were able to elect to defer all or a portion of their retainer and/or meeting fees for such year. Amounts deferred were able to, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts were able to be deferred until any

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EXECUTIVE COMPENSATION

date on or before the director’s separation from service with the Board of Directors. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board of Directors. Upon the death of a director, the director’s deferred account balance will be distributed within 60 days following death. For 2020, the Compensation Committee determined that interest on the deferred amounts would accrue at rate of one-year LIBOR plus 50 basis points. The Deferred Compensation Plan for Directors was frozen as of January 1, 2021. The Board is evaluating how to restructure the plan to improve the plan’s benefits, while lowering its cost to the Company.

The following table shows for the year ended December 31, 2020, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Christopher L. Augostini	108,500	200,046	308,546

Ronald E. Blaylock	102,000	200,046	302,046

Mark E. Brockbank	103,500	200,046	303,546

Mary C. Farrell	138,500	200,046	338,546

María Luisa Ferré	108,500	200,046	308,546

Jack H. Nusbaum(2)	94,500	200,046	294,546

Leigh Ann Pusey	102,000	200,046	302,046

Mark L. Shapiro	143,500	200,046	343,546

Jonathan Talisman	107,000	200,046	307,046

(1)	Represents the fair value of 3,483 shares of the Company’s common stock on June 11, 2020, the date of grant ($57.435 per share) as reported on the NYSE.
(2)	Deceased, January 11, 2021.

CEO Pay Ratio

For 2020, Mr. Rob Berkley had total compensation, as reported in the Summary Compensation Table on pages 68-69, of $9,982,728. Of this amount, 66% was long-term and 91% was performance-based and at risk. Our median employee is an underwriter based in the southeastern United States and had estimated total compensation of $92,457. Accordingly, the CEO pay ratio is 108 times that of the median employee. The annual total compensation of the median employee for 2020 was calculated using the same elements as those for the “Total Compensation” shown for our CEO in the Summary Compensation Table on pages 68-69.

The median employee was identified from a listing of all active employees, excluding the CEO, as of December 31, 2020, using the sum of base salary or wages, bonuses and commissions, to the extent applicable, for each employee. Compensation of employees paid in currencies other than the U.S. dollar was converted to dollars using exchange rates from Thursday, December 31, 2020. This process identified

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EXECUTIVE COMPENSATION

two employees. From those two employees, the Company selected as the median-compensated employee for the 2020 pay ratio calculation the employee who was not a new hire and who was employed by the Company for all of 2020 since that employee’s compensation was closer to the consistently applied compensation measure estimate.

The Company believes that employee compensation is a critical tool in incentivizing behavior that supports the successful execution of our corporate goals. Consistent with our executive compensation philosophy, our employee compensation philosophy is focused on providing an attractive, flexible and market competitive program tied to long-term performance and aligned with the interests of our stockholders. (See Executive Compensation Objectives, Philosophy, and Design on pages 45-46, and Executive Compensation Policies and Practices on page 43.)

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2020, including the W. R. Berkley Corporation 2003 Stock Incentive Plan, the W. R. Berkley Corporation 2012 Stock Incentive Plan, as amended, the W. R. Berkley Corporation 2018 Stock Incentive Plan and the W. R. Berkley Corporation Directors Stock Plan. The table also includes information regarding 949,224 RSUs awarded to officers of the Company and its subsidiaries (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	10,428,564(1)	—(2)	8,895,783

Equity compensation plans not approved by stockholders	949,224(3)	—(2)	—

Total	11,377,788	—(2)	8,895,783

(1)	Represents 3,804,336 unvested RSUs and 6,624,228 vested RSUs that have been mandatorily or voluntarily deferred pursuant to their terms.
(2)	Outstanding securities consist solely of RSUs that become issuable without any cash payment required for such shares.
(3)

Represents RSUs, each of which represents the right to receive one share of common stock following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to participants in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. All of these RSUs vested in full in one installment on April 4, 2008. In the event of a change in control of the Company (as defined in the RSU agreements), the shares of common stock underlying each RSU will be delivered to participants. The following list sets forth the names of the NEOs who received such RSUs on April 4, 2003 and the number of RSUs each individual received (as adjusted for subsequent stock splits): Mr. Rob Berkley — 50,625; Mr. Wm. Berkley — 683,438; and Mr. Shiel — 37,970. In addition, an aggregate of 177,192 RSUs were granted to 8 other officers of the Company and its subsidiaries. For additional information, refer to note 22 the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.

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AUDIT COMMITTEE REPORT

Audit Committee Report

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2020, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2020 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Auditing Standards No. 16, Communications with Audit Committees. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG LLP’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2020 be included in our Annual Report on Form 10-K for 2020. The Audit Committee has selected, and the Board of Directors has ratified, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Audit Committee

Mark L. Shapiro, Chairman

Christopher L. Augostini

María Luisa Ferré

Jonathan Talisman

April 27, 2021

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and together with the Securities Act, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG LLP (“KPMG”) for its professional services provided in 2020 and 2019 were as follows:

Type of Fees	2020	2019

Audit fees(1)	$9,261,184	$9,295,324

Audit-related fees(2)	206,852	204,512

Tax fees(3)	47,274	70,543

All other fees(4)	—	22,730

Total fees	$9,515,310	$9,593,109

(1)

Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities. KPMG performs an annual audit for many of our insurance company subsidiaries that are each required to file audited financial statements with their respective domiciliary insurance regulator.

(2)	Audit-related fees consist of fees associated with actuarial attestations, comfort letters in connection with public offerings of securities and the audit of the profit sharing plans.
(3)	Tax fees consist of fees for tax consultations and tax compliance services.
(4)	All other fees consist of fees for other non-audit related services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2020 were approved by the Audit Committee in accordance with this policy.

80	W. R. Berkley Corporation

PRINCIPAL STOCKHOLDERS

Principal Stockholders and Ownership by Directors and Executive Officers

The following table sets forth as of April 19, 2021 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

William R. Berkley 475 Steamboat Road Greenwich, CT 06830	37,909,101	(1)	20.5%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	15,723,551	(2)	8.5%

Eaton Vance Management 2 International Place Boston, MA 02110	10,805,964	(3)	5.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,542,523	(4)	5.2%

(1)

Includes 4,320,947 shares of common stock held by Mr. Wm. Berkley; 29,808,460 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 600,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 3,088,865 shares of common stock underlying vested RSUs (the receipt of which has been deferred and over which Mr. Wm. Berkley will have voting power upon settlement); and 90,829 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Does not include (a) 27,738 target amount of shares of common stock underlying performance-based RSUs granted in 2016 which vest, to the extent earned, on August 5, 2021; (b) 47,325 target amount of shares of common stock underlying performance-based RSUs granted in 2017 which vest, to the extent earned, in equal amounts on August 15, 2021 and 2022; (c) 63,843 target amount of shares of common stock underlying performance-based RSUs granted in 2018 which vest, to the extent earned, in thirds on August 15, 2021, 2022 and 2023; (d) 45,849 target amount of shares of common stock underlying performance-based RSUs granted in 2019 which vest, to the extent earned, in thirds on August 15, 2022, 2023 and 2024; or (e) 53,049 target amount of shares of common stock underlying performance-based RSUs granted in 2020 which vest, to the extent earned, in thirds on August 15, 2023, 2024 and 2025. The Company has established a grantor trust to hold shares of common stock deliverable upon settlement of vested but mandatorily deferred RSUs. As of April 19, 2021, the grantor trust owned 7,767,874 shares of common stock. The amount shown for Mr. Wm. Berkley in the table does not include shares held by the grantor trust. However, shares held by the grantor trust may be delivered to Mr. Wm. Berkley upon settlement of his 3,088,865 mandatorily deferred vested RSUs unless shares are issued to Mr. Wm. Berkley by the Company.

(2)

Information as of December 31, 2020 based on a Schedule 13G/A, dated February 8, 2021, filed with the SEC on behalf of The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group had shared voting power as to 225,159 shares, sole dispositive power as to 15,115,781 shares and shared dispositive power as to 607,770 shares.

(3)

Information as of December 31, 2020 based on a Schedule 13G, dated February 13, 2021, filed with the SEC on behalf of Eaton Vance Management. The Schedule 13G discloses that Eaton Vance Management had sole voting and dispositive power as to all 10,805,964 shares.

(4)

Information as of December 31, 2020 based on a Schedule 13G/A, dated January 31, 2021, filed with the SEC on behalf of BlackRock, Inc. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 8,208,516 shares and sole dispositive power as to all 9,542,523 shares.

2021 Proxy Statement	81

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 19, 2021 regarding ownership by all directors, and executive officers of the Company, as a group, and each director and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

All directors and executive officers as a group (14 persons)	41,398,148(1)(2)(3)	22.4%

William R. Berkley	37,909,101(1)(2)	20.5%

W. Robert Berkley, Jr.	2,317,425(2)(4)	1.3%

Christopher L. Augostini	37,562(5)	*

Richard M. Baio	65,129(2)(6)	*

Ronald E. Blaylock	54,489(7)	*

Mark E. Brockbank	882,471(8)	*

Mary C. Farrell	60,215	*

María Luisa Ferré	15,062	*

Leigh Ann Pusey	10,562(9)	*

Mark L. Shapiro	88,312(10)	*

Lucille T. Sgaglione	71,828(2)(11)	*

James G. Shiel	405,043(2)	*

Jonathan Talisman	3,842(12)	*

*	Less than 1%.
(1)

Includes 4,320,947 shares held by Mr. Wm. Berkley; 29,808,460 shares held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 600,000 shares held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 3,088,865 shares underlying vested RSUs (the receipt of which has been deferred and over which Mr. Wm. Berkley will have voting power upon settlement); and 90,829 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 37,909,101 shares, 8,524,666 shares are pledged as security.

(2)

The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio and Shiel and Ms. Sgaglione include the following number of shares underlying vested RSUs for which receipt of the common stock has been mandatorily deferred and over which such executives will have voting power upon settlement: Mr. Rob Berkley – 1,117,746 shares; Mr. Wm. Berkley – 3,088,865 shares; Mr. Baio – 56,398 shares; Mr. Shiel – 244,636 shares; and Ms. Sgaglione – 65,417 shares. In addition, the amount shown for Ms. Sgaglione includes 2,988 shares underlying unvested time-based RSU awards which will vest on August 5, 2021. We have established a grantor trust to hold shares deliverable upon settlement of vested but mandatorily deferred RSUs. As of April 19, 2021, the grantor trust owned 7,767,874 shares. The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio and Shiel and Ms. Sgaglione in the table do not include shares held by the grantor trust. However, shares held by the grantor trust may be delivered to Messrs. Rob Berkley, Wm. Berkley, Baio and Shiel and Ms. Sgaglione upon settlement of their mandatorily deferred vested RSUs unless shares are issued to them by the Company. The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio and Shiel and Ms. Sgaglione do not include shares underlying unvested performance-based RSUs.

82	W. R. Berkley Corporation

PRINCIPAL STOCKHOLDERS

The following are the target share amounts of unvested performance-based RSUs for each individual that are scheduled to vest, to the extent earned:

Name	Unvested Performance- Based RSUs Vesting August 5, 2021	Unvested Performance- Based RSUs Vesting August 15, 2021	Unvested Performance- Based RSUs Vesting August 15, 2022	Unvested Performance- Based RSUs Vesting August 15, 2023	Unvested Performance- Based RSUs Vesting August 15, 2024	Unvested Performance- Based RSUs Vesting August 15, 2025

W. Robert Berkley, Jr.	27,738	44,944	60,226	54,247	32,966	17,683

William R. Berkley	27,738	44,944	60,226	54,247	32,966	17,683

Richard M. Baio	2,561	4,986	7,220	7,438	4,819	2,585

Lucille T. Sgaglione	—	6,569	8,803	7,929	4,819	2,585

James G. Shiel	4,055	6,569	8,803	7,929	4,819	2,585

(3)

The amounts shown for all directors and executive officers as a group do not include 7,767,874 shares held by a grantor trust holding shares deliverable upon settlement of vested but mandatorily deferred RSUs. Of the 41,398,148 shares, 8,524,666 shares are pledged as security.

(4)	Includes 600,000 shares held by a trust of which Mr. Rob Berkley is a trustee.
(5)	Does not include amounts deferred by Mr. Augostini under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 6,708 shares.
(6)	Includes 8,731 shares held in a 401(k) account.
(7)	Of the 54,489 shares, 11,535 shares are held by a trust.
(8)

Includes 827,659 shares held in a corporation wholly owned by Mr. Brockbank. Does not include amounts deferred by Mr. Brockbank under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 38,301 shares.

(9)	Does not include amounts deferred by Ms. Pusey under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 2,547 shares.
(10)

All such shares are held by a trust of which Mr. Shapiro is a trustee. Does not include amounts deferred by Mr. Shapiro under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 5,768 shares.

(11)	Includes 3,423 shares held in an employee stock purchase plan account.
(12)	Does not include amounts deferred by Mr. Talisman under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 681 shares.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities without obtaining prior regulatory approval.

2021 Proxy Statement	83

OTHER MATTERS TO COME BEFORE THE MEETING

Other Matters to Come Before the Meeting

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto.

84	W. R. Berkley Corporation

GENERAL INFORMATION

General Information

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of our common stock at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. This proxy statement and the W. R. Berkley Corporation 2020 Annual Report (the “Annual Report”) also give you information on these issues so that you can make an informed decision.

Our Board of Directors has made this proxy statement, proxy card and Annual Report available to you on the Internet because you own shares of W. R. Berkley Corporation common stock, in addition to delivering printed versions of this proxy statement, proxy card and the Annual Report to certain stockholders by mail.

When you vote by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning the proxy card, you appoint Richard M. Baio and Philip S. Welt, and either of them, as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them. If an issue that is not on the proxy card comes up for vote, they will vote your shares in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials (“Notice”) in the mail instead of a printed set of proxy materials?

The SEC has adopted rules that permit us to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. We are sending the Notice to certain record stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement and our Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet.

If you received a paper copy of this proxy statement by mail and you wish to receive a Notice for next year’s Annual Meeting either in paper form or electronically via e-mail, you can elect to receive a paper Notice by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the Notice and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To manage how you receive materials for future annual meetings, you may elect to receive electronic proxy and Annual Report access or a paper Notice, or you may elect to receive paper delivery of a full set of future proxy materials, by visiting www.proxyvote.com.

2021 Proxy Statement	85

GENERAL INFORMATION

Who is entitled to vote?

Holders of our common stock at the close of business on April 19, 2021 are entitled to vote. We refer to April 19, 2021 as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at www.virtualshareholdermeeting.com/WRB2021 on June 15, 2021 and will be accessible for ten days prior to the meeting at our principal place of business, 475 Steamboat Road, Greenwich, Connecticut, between the hours of 9:00 a.m. and 5:00 p.m.

How do I vote?

You may vote by using the Internet, by telephone or, if you received a proxy card by mail, by mail as described below. You also may attend the Annual Meeting and vote in person. If you hold shares of our common stock through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

If you are a stockholder of record or hold shares through a broker or bank, your vote must be received by 11.59 p.m. Eastern Daylight Time on June 14, 2021 to be counted.

If you are a current or former employee voting shares held under either the W. R. Berkley Corporation Profit Sharing Plan or the W. R. Berkley Corporation Employee Stock Purchase Plan, however, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 10, 2021 to be counted.

➣

You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and seven days a week. Easy to follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

➣

You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and seven days a week. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

➣	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be provided to any stockholder of record as of the record date who wants to vote at the Annual Meeting. However, if you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record (such as your bank or broker) to be able to vote in person at the Annual Meeting.

Due to COVID-19-related public health restrictions and for the safety and well-being of our stockholders, the Annual Meeting will be conducted online through an audio-only webcast at www.virtualshareholdermeeting.com/WRB2021. There will be no physical location for the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

86	W. R. Berkley Corporation

GENERAL INFORMATION

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to voting of the shares represented by your proxy. You may do this by:

➣	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

➣	sending written notice of revocation to our corporate Secretary at 475 Steamboat Road, Greenwich, Connecticut 06830; or

➣	voting virtually at the Annual Meeting.

Attendance at the Annual Meeting will not by itself revoke a proxy.

How are the votes counted?

Votes cast by proxy will be tabulated by Broadridge Financial Solutions, Inc. Votes cast in person at the Annual Meeting will be tabulated by the inspectors of election appointed at the Annual Meeting, who will also determine whether a quorum is present.

How many votes do we need to hold the Annual Meeting?

The holders of a majority of our common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

On what items am I voting?

You are being asked to vote on four items:

➣

the election of five directors nominated by the Board of Directors and named in this proxy statement to hold office, for three of the directors (Messrs. Wm. Berkley, Augostini, and Talisman) for a term of three years until the Annual Meeting in 2024, for one of the directors (Mr. Brockbank) for a term of two years until the Annual Meeting in 2023, and for one of the directors (Mr. Shapiro) for a term of one year until the Annual Meeting in 2022, in each case until their successors are duly elected and qualified;

➣	the approval of an increase in the number of shares reserved under the Directors Stock Plan (the “Director Plan proposal”);

➣

a resolution approving the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, or “say-on-pay” vote, which vote shall be on a non-binding advisory basis; and

2021 Proxy Statement	87

GENERAL INFORMATION

➣	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2021.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

➣	vote FOR the election of the five nominees for director;

➣	vote AGAINST the election of the five nominees;

➣	vote FOR one or more of the nominees and vote AGAINST the remaining nominees; or

➣	ABSTAIN from voting for the five nominees.

The election of directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting (i.e., that the number of shares voted “FOR” such director’s election exceeds the number of shares voted “AGAINST” that director’s election). If you abstain from voting, it will have no effect on the vote. If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

What happens if an incumbent director nominated for reelection for director is not reelected?

If an incumbent director nominated for reelection is not reelected at the Annual Meeting by the required vote, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. Our Corporate Governance Guidelines provide that, in the event that an incumbent director is nominated and not reelected, (i) such director shall promptly tender his or her resignation in writing to the Board of Directors, subject to acceptance by the Board of Directors; and (ii) our Nominating and Corporate Governance Committee shall consider such resignation and recommend to the Board of Directors the action to be taken with respect to such resignation. Within 90 days following certification of the election results, the Board of Directors must act on the tendered resignation. Under our Corporate Governance Guidelines, if the Board of Directors does not accept the resignation, the Board of Directors will publicly disclose its reasons for not accepting the resignation, and the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with our By-Laws.

88	W. R. Berkley Corporation

GENERAL INFORMATION

What happens if a nominee is unable to serve if elected?

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than five nominees.

How may I vote for the Director Plan Proposal and how many votes must the Director Plan Proposal receive to pass?

With respect to the Director Plan Proposal, you may:

➣	vote FOR the proposal;

➣	vote AGAINST the proposal; or

➣	ABSTAIN from voting on the proposal.

The Director Plan Proposal requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the Plan Proposal. Accordingly, it is important that you provide voting instructions to your bank or broker so that your shares may be voted in the Director Plan Proposal.

How may I vote for the say-on-pay proposal?

With respect to the say-on-pay proposal, you may:

➣	vote FOR the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

➣	vote AGAINST the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; or

➣	ABSTAIN from voting on the resolution.

The approval of the say-on-pay proposal requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares on the say-on-pay proposal. If you do not instruct your bank or broker how to vote your shares, it will be treated as not expressing any preference.

2021 Proxy Statement	89

GENERAL INFORMATION

Accordingly, if you want your shares to be voted on the say-on-pay proposal, it is important that you provide voting instructions to your bank or broker. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

How may I vote for the ratification of the appointment of the Company’s independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

➣	vote FOR the proposal;

➣	vote AGAINST the proposal; or

➣	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. However, unlike the other proposals in this proxy statement, absent instructions from you, banks and brokers do have the authority to vote your shares with respect to the ratification and appointment of our independent registered public accountants and may do so in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

➣	FOR all five director nominees;

➣	FOR approval of the Director Plan proposal;

➣	FOR the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

➣	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you hold shares registered in your own name, and not through a bank or broker, and you return a signed card but do not provide voting instructions, your shares will be voted FOR all five director nominees, FOR the Director Plan proposal, FOR the resolution approving the compensation of the Company’s named executive officers on a non-binding advisory basis, and FOR the ratification of the appointment of our independent registered public accountants.

90	W. R. Berkley Corporation

GENERAL INFORMATION

Will my shares be voted if I do not vote?

If you own shares of our common stock and you do not vote (either in person at the Annual Meeting, by using the Internet, by telephone or, if you received a proxy card by mail, by signing and returning your proxy card by mail), or if you own shares through a bank or broker and do not provide voting instructions, then your shares will not be voted and will not count in deciding any matter, except that your bank or broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm.

The election of directors and the Director Plan proposal, and the proposal regarding say-on-pay are not considered routine matters under NYSE rules relating to voting by banks and brokers. Accordingly, if a bank or brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to these proposals, the Bank or brokerage firm cannot vote the shares on that matter. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote for election of directors. Regarding the Director Plan proposal, the say-on-pay proposal and the ratification of the appointment of the Company’s independent registered public accountant, abstentions will have the same effect as a vote “Against”. With respect to the say-on-pay proposal, broker non-votes will have no effect.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

Who pays for the solicitation of proxies and how are they solicited?

Proxies are being solicited on behalf of our Board of Directors. The expense of the solicitation of the proxies on behalf of the Board of Directors will be paid by the Company. We have engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies from stockholders for a fee estimated at $8,500, plus expenses. In addition to the use of the mails, proxies may be solicited in person or by mail, telephone, facsimile or electronic transmission by our regular employees without additional compensation, as well as by Okapi employees. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials, including the Notice, to the beneficial owners of our common stock.

2021 Proxy Statement	91

OUTSTANDING STOCK AND VOTING RIGHTS

Outstanding Stock and Voting Rights

Only stockholders of record at the close of business on April 19, 2021 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of our common stock outstanding and entitled to vote on that date was 185,140,817 shares of common stock. Each such share is entitled to one vote. At April 19, 2021, our executive officers and directors owned or controlled approximately 22.4% of our outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” above.

If a submitted proxy (other than a broker non-vote) does not specify a vote for or against a proposal, the persons named therein will vote “FOR” the election of the five director nominees listed above, “FOR” the Director Plan proposal, “FOR” the resolution approving the compensation of our named executive officers, on a non-binding advisory basis, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

92	W. R. Berkley Corporation

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS

Stockholder Nominations for Board Membership and Other Proposals

It is anticipated that the next Annual Meeting after the one scheduled for June 15, 2021 will be held on or about June 15, 2022. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company. In the case of the Annual Meeting to be held in 2022, such notice must be furnished no earlier than March 17, 2022 and no later than April 16, 2022. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2021 Annual Meeting, the named proxies will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2022, such proposal must be received by the Secretary of the Company by December 28, 2021 in the form required under and subject to the other requirements of the applicable rules of the SEC. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2020; (ii) Corporate Governance Guidelines; (iii) Code of Ethics and Business Conduct; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.berkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

WILLIAM R. BERKLEY

Executive Chairman

2021 Proxy Statement	93

ANNEX A

Forward-Looking Statements

This proxy statement and those documents incorporated by reference herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “potential,” “continued,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this proxy statement, including statements related to our outlook for the industry and for our performance for the year 2021 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to:

➣	the cyclical nature of the property casualty insurance industry;

➣	the impact of significant competition including new alternative entrants to the industry;

➣	the long-tail and potentially volatile nature of the insurance and reinsurance business;

➣	product demand and pricing;

➣	claims development and the process of estimating reserves;

➣

investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, real estate, merger arbitrage, energy related and private equity investments;

➣	the effects of emerging claim and coverage issues;

➣	the uncertain nature of damage theories and loss amounts, including claims for cyber security related risks;

➣	natural and man-made catastrophic losses, including as a result of terrorist activities;

➣	the ongoing COVID-19 pandemic;

➣	the impact of climate change, which may alter the frequency and increase the severity of catastrophe events;

➣	general economic and market activities, including inflation, interest rates and volatility in the credit and capital markets;

➣

the impact of the conditions in the financial markets and the global economy, and the potential effect of legislative, regulatory, accounting or other initiatives taken in response, on our results and financial condition;

➣	foreign currency and political risks (including those associated with the United Kingdom’s withdrawal from the European Union, or “Brexit”) relating to our international operations;

➣	our ability to attract and retain key personnel and qualified employees;

➣	continued availability of capital and financing;

➣	the success of our new ventures or acquisitions and the availability of other opportunities;

2021 Proxy Statement	A-1

ANNEX A

➣	the availability of reinsurance;

➣	our retention under the Terrorism Risk Insurance Program Reauthorization Act of 2019;

➣	the ability or willingness of our reinsurers to pay reinsurance recoverables owed to us;

➣	other legislative and regulatory developments, including those related to business practices in the insurance industry;

➣	credit risk relating to our policyholders, independent agents and brokers;

➣	changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies;

➣	the availability of dividends from our insurance company subsidiaries;

➣	potential difficulties with technology and/or cyber security issues;

➣	the effectiveness of our controls to ensure compliance with guidelines, policies and legal and regulatory standards; and

➣	other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2020 and from time to time in our other filings with the SEC.

We describe some of these risks and uncertainties in greater detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. These risks and uncertainties could cause our actual results for the year 2021 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our revenues would not necessarily result in commensurate levels of earnings. Our future financial performance is dependent upon factors discussed elsewhere in this proxy statement and the documents incorporated by reference herein. Forward-looking statements speak only as of the date on which they are made.

A-2	W. R. Berkley Corporation

ANNEX B

W. R. BERKLEY CORPORATION

2009 DIRECTORS STOCK PLAN

As Amended and Restated

Effective June 1, 2021

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SECTION 1. PURPOSE. The purpose of the W. R. Berkley Corporation (the “Company”) 2009 Directors Stock Plan (the “Plan”) is to (i) provide a means to recruit highly qualified individuals to join the Company’s Board of Directors (the “Board”) and (ii) encourage Board members to remain in the service of the Company. The Plan was originally adopted effective March 1, 2009, amended and restated effective June 2, 2015, further amended on May 31, 2018 and amended and restated in its present form effective June 1, 2021.

SECTION 2. ELIGIBILITY. Members of the Board (each, a “Participant”) may be granted awards pursuant to the provisions of the Plan. Any Participant who terminates service as a director of the Company shall automatically cease participation in the Plan as of the date of his or her termination (a “Former Participant”). A Former Participant shall automatically resume participation in the Plan if, and as of the date when, he or she resumes service as a director of the Company.

SECTION 3. ADMINISTRATION.

3.1. The Board. The Plan shall be administered by the Board.

3.2. Board Authority. The Board shall have the authority to: (i) exercise all of the powers granted to it under the Plan, (ii) revise the automatic grant formula set forth in Section 6 herein, (iii) make discretionary awards under the Plan as it deems appropriate, (iv) construe, interpret and implement the Plan, (v) prescribe, amend and rescind rules and regulations relating to the Plan, (vi) make all determinations necessary in administering the Plan, and (vii) correct any defect, supply any omission, and reconcile any inconsistency in the Plan.

3.3. Binding Determinations. The determination of the Board on all matters within its authority relating to the Plan shall be conclusive.

3.4. No Liability. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

SECTION 4. SHARES SUBJECT TO PLAN.

4.1. Shares. Awards under the Plan shall be for shares of common stock of the Company, par value $.20 per share, and any other shares into which such shares shall thereafter be changed by reason of merger, reorganization, recapitalization, consolidation, split-up, combination of shares, or similar event as set forth in and in accordance with this Section 4 (“Shares”).

4.2. Shares Available for Awards. Subject to Section 4.3 (relating to adjustments upon changes in capitalization), as of the Effective Date, the total number of Shares authorized for issuance with respect to awards granted under the Plan was 150,000. Subject to approval by the Company’s stockholders at the Company’s annual meeting to be held on June 2, 2015, pursuant to an amendment and restatement of the Plan, an additional 150,000 Shares were authorized for issuance under the Plan. Subject to approval by the Company’s stockholders at the Company’s annual meeting to be held on June 16, 2021, pursuant to an amendment and restatement of the Plan, effective June 1, 2021, an additional 150,000 Shares were authorized for issuance under the Plan. Shares granted under the Plan may be authorized and unissued shares or treasury shares.

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4.3. Adjustments upon Certain Changes. In the event of any merger reorganization, recapitalization, consolidation, sale or other distribution of substantially all of the assets of the Company, any stock dividend, stock split, spin-off, split-up, distribution of cash, securities or other property by the Company, or other change in the Company’s corporate structure affecting the Shares, the Board shall substitute or adjust the aggregate number of Shares reserved for issuance under the Plan and subject to outstanding awards (as appropriate) in such manner as it determines to be equitable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be awarded under the Plan.

4.4. Share Counting Rules. The Board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an award. To the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the Participant of the full number of Shares to which the award related, the canceled, forfeited, or undelivered Shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an award and Shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute Shares delivered to the Participant and shall not be available for future awards under the Plan.

SECTION 5. AWARDS UNDER THE PLAN. The awards set forth in Section 6 herein shall be automatically granted without any further action on the part of the Board. The Board may amend the automatic grant formula set forth in Section 6 herein to provide for a different formula, a specified number of Shares and/or a different type of award. In addition, the Board may grant discretionary awards to members of the Board as it determines appropriate. Awards under the Plan may consist of grants of Shares, stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or any other award that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to Shares, as determined by the Board in its sole discretion. Except as otherwise provided herein, the terms and conditions of each award shall be determined by the Board and may be set forth in an award agreement.

SECTION 6. DIRECTOR SHARES.

6.1. In General. Each Participant will receive a portion of his or her annual fee for service as a director of the Company in the form of an award of Shares.

6.2. Automatic Grant of Director Shares. Each year, on the date of each annual meeting of the Company’s stockholders after the Effective Date, each Participant who shall continue to serve as a director of the Company after the date of such annual meeting shall automatically be granted an award of the number of Shares determined by taking the result obtained by dividing $200,000 by the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on the business day immediately prior to the date of such annual meeting, rounded up to the next whole share (the “Director Shares”).

6.3. Vesting. All Director Shares shall be fully (100%) vested on the grant date of such awards.

6.4. Stockholder Rights. A Participant shall have the right to receive dividends and all other rights of a stockholder with respect to awards of Director Shares.

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SECTION 7. WITHHOLDING TAX. The Company shall be entitled to require as a condition of delivery of any Shares that the Participant remit an amount sufficient to satisfy all federal, state, local and other governmental withholding tax requirements related thereto (if any). Alternatively, the Company may withhold the number of Shares having an aggregate fair market value on the date of grant, vesting, exercise or settlement (as appropriate) equal to the aggregate amount of withholding taxes; provided, however, that the aggregate fair market value of the number of Shares that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such award.

SECTION 8. PLAN AMENDMENTS AND TERMINATION. The Board may suspend or terminate the Plan at any time and may amend it at any time and from time to time, in whole or in part, provided, that any amendment for which stockholder approval is required by law or the applicable rules of each national securities exchange on which the Shares are listed shall not be effective until such approval has been obtained.

SECTION 9. MISCELLANEOUS.

9.1. Listing, Registration and Legal Compliance. If the Board shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of Shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Board. The term “Consent” as used herein with respect to any Plan Action means (i) the listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, or (iii) any and all written agreements and representations by the recipient of an award with respect to the disposition of Shares or with respect to any other matter, which the Board shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made.

9.2. Right of Discharge Reserved. Nothing in the Plan shall confer upon any Participant the right to serve as a director of the Company or affect any right that the Company or any Participant may have to terminate the service of such Participant.

9.3. No Repricing of Awards Without Stockholder Approval. Notwithstanding anything herein to the contrary, the repricing of awards hereunder shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an award to lower its exercise or base price (other than on account of capital adjustments resulting from the events described in Section 4.3 above), (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise or base price is greater than the fair market value of the underlying Shares.

SECTION 10. GOVERNING LAW. The Plan shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

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SECTION 11. NOTICES. All notices and other communications hereunder shall be given in writing, shall be personally delivered against receipt or sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery or of mailing, and if mailed, shall be addressed (a) to the Company, at its principal corporate headquarters, Attention: General Counsel, with a copy to the attention of the Secretary of the Company at the same address and (b) to a Participant, at the Participant’s principal residential address last furnished to the Company. Either party may, by written notice, change the address to which notice to such party is to be given.

SECTION 12. SECTION HEADINGS. The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

SECTION 13. EFFECTIVE DATE. The effective date of the Plan (the “Effective Date”) shall be March 1, 2009, subject to approval by the Company’s stockholders at the Company’s annual meeting to be held on May 19, 2009.

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W. R. BERKLEY CORPORATION ATTN: PHILIP S. WELT, SECRETARY 475 STEAMBOAT ROAD GREENWICH, CT 06830 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WRB2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are a stockholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 14, 2021. If you are a current or former employee voting shares held under either the W. R. Berkley Corporation Profit Sharing Plan or the W. R. Berkley Corporation Employee Stock Purchase Plan, however, your vote with respect to those plan shares must be received by 11:59 p.m. Eastern Daylight Time on June 10, 2021. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D48954-P51553 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY W. R. BERKLEY CORPORATION The Board of Directors recommends you vote FOR the following proposals:1. Election of Directors For Against Abstain Nominees: 1a. William R. Berkley 1b. Christopher L. Augostini 1c. Mark E. Brockbank 1d. Mark L. Shapiro 1e. Jonathan Talisman For Against Abstain 2. To approve an increase in the number of shares reserved under the W. R. Berkley Corporation 2009 Directors Stock Plan as Amended and Restated 3. Non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, or “say-on-pay” vote 4. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com. D48955-P51553 W. R. BERKLEY CORPORATION Annual Meeting of Stockholders June 15, 2021 1:30 PM This proxy is solicited by the Board of Directors The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints RICHARD M. BAIO and PHILIP S. WELT, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders on June 15, 2021 at 1:30 p.m., and at any adjournment of such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side